Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

BUFFALO INVESTOR I, L.P.,

BUFFALO INVESTOR II, L.P.,

BEACHHEAD I LLC,

BEACHHEAD II LLC

and

SEMGROUP CORPORATION

dated as of

June 5, 2017

i

Exhibits

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Registration Rights Agreement
Exhibit C-1	-	Form of Amended and Restated Limited Liability Company Agreement of Buyer I
Exhibit C-2	-	Form of Amended and Restated Limited Liability Company Agreement of Buyer II
Exhibit D	-	Form of Amended and Restated Company Agreement of the Company
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Working Capital Adjustment Principles
Exhibit G	-	Form of Management Rights Agreement
Exhibit H	-	Form of Parent Guaranty

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of June 5, 2017 (this “Agreement”), is entered into by and among BUFFALO INVESTOR I, L.P., a Delaware limited partnership (“Buffalo I”), BUFFALO INVESTOR II, L.P., a Delaware limited partnership (“Buffalo II”, and each of Buffalo I and Buffalo II, a “Seller” and, collectively, “Sellers”), BEACHHEAD I LLC, a Delaware limited liability company (“Buyer I”), BEACHHEAD II LLC, a Delaware limited liability company (“Buyer II” and together with Buyer I, “Buyers”), and SEMGROUP CORPORATION, a Delaware corporation (“SEMG”).

RECITALS

WHEREAS, Sellers own 100% of the issued and outstanding limited liability company interests in Buffalo Parent Gulf Coast Terminals LLC, a Delaware limited liability company (the “Company”, and such interests, the “Membership Interests”);

WHEREAS, the Company is the indirect 100% owner of an oil terminal storage facility located in the Houston Ship Channel near Houston, Texas (the “Facility”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, the Membership Interests.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meaning:

“401(k) Plan Termination Date” has the meaning provided such term in Section 6.9(f).

“Acquisition Proposal” has the meaning provided such term in Section 6.4(e).

“Adjustment Statement” has the meaning provided such term in Section 2.5(a).

“Adjustment Time” has the meaning provided such term in Section 2.3(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Closing Consideration” means the Closing Cash Consideration, plus the Stock Consideration.

“Aggregate Purchase Price” means the Aggregate Closing Consideration, plus the Installment Payment.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Alinda I” means Alinda Infrastructure Fund II, L.P., a Delaware limited partnership.

“Allocation” has the meaning provided such term in Section 7.6.

“Anti-corruption Laws” has the meaning provided such term in Section 4.10(b).

“Anti-Money Laundering Laws” has the meaning provided such term in Section 5.7.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by Sellers and Buyers at the Closing, substantially in the form attached hereto as Exhibit A.

“Assumed Indebtedness” means all Indebtedness, if any, of the Company and each Company Subsidiary in respect of the Company Bonds and the Company Credit Facilities that is outstanding as of the Closing and which shall continue to remain outstanding following the Closing consistent with the Refinancing Consents.

“Assumed Property Tax Amount” means $5,800,000, which is the estimated property tax for fiscal year 2017.

“Base Cash Consideration” means $1,500,000,000, less the amount determined pursuant to clause (a) of the definition of “Stock Consideration”.

“Baseline Capital Expenditures” means, collectively, (a) the budgeted growth capital expenditures set forth on the Growth Capex Schedule through June 30, 2017 and (b) the budgeted maintenance capital expenditures set forth on the Maintenance Capex Schedule through the Closing Date.

“BGCT Financial Statement Date” means March 31, 2017.

“BGCT Financial Statements” has the meaning provided such term in Section 4.4(a).

“BGCT LLC” means Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company.

“Buffalo I” has the meaning provided such term in the preamble to this Agreement.

“Buffalo II” has the meaning provided such term in the preamble to this Agreement.

“Business” means the business of owning and operating (a) the Company, (b) the Company Subsidiaries and (c) the Facility, as the Facility is owned and operated as of the date of this Agreement, and conducting any other activities that are incidental, ancillary or necessary to such ownership and operation described in the preceding clauses (a), (b) and (c).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of New York, New York, or in the city of Houston, Texas, are required or authorized by Law to remain closed.

“Buyer Benefit Plans” has the meaning provided such term in Section 6.9(c).

“Buyer Confidential Information” has the meaning provided such term in Section 6.4(b).

“Buyer LLC Agreements” means, (a) that certain Amended and Restated Limited Liability Company Agreement of Buyer I, in substantially the form attached hereto as Exhibit C-1 and (b) that certain Amended and Restated Limited Liability Company Agreement of Buyer II, in substantially the form attached hereto as Exhibit C-2.

“Buyer I” has the meaning provided such term in the preamble to this Agreement.

“Buyer I Payment” has the meaning provided such term in Section 2.2(a)(i).

“Buyer II” has the meaning provided such term in the preamble to this Agreement.

“Buyer II Payment” has the meaning provided such term in Section 2.2(a)(ii).

“Buyer Fraction” means, with respect to (a) Buyer I, a fraction equal to 0.5932, and (b) Buyer II, a fraction equal to 0.4068.

“Buyer Fundamental Representations” means the representations and warranties of SEMG contained in Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability), Section 5.6 (Brokers’ Fees) and Section 5.9 (Capitalization; Valid Issuance).

“Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Buyers” has the meaning provided such term in the preamble to this Agreement.

“Cap” has the meaning provided such term in Section 9.4(c).

“Capex Schedules” means the Growth Capex Schedule together with the Maintenance Capex Schedule.

“Casualty Loss” has the meaning provided such term in Section 6.3.

“Chosen Courts” has the meaning provided such term in Section 11.11.

“Claim Notice” has the meaning provided such term in Section 9.3(a).

“Closing” has the meaning provided such term in Section 2.3(a).

“Closing Cash” means an amount, calculated as of the Adjustment Time, equal to (a) the aggregate amount of the Company’s and the Company Subsidiaries’ cash, money orders, marketable securities, short-term instruments and other cash equivalents on hand or in bank accounts, funds in time and demand deposits or similar accounts, plus (b) the aggregate amount of checks presented by the Company and Company Subsidiaries for deposit but not yet credited to their respective deposit accounts, less (c) the aggregate amount of all uncleared and outstanding checks written by the Company and Company Subsidiaries.

“Closing Cash Consideration” has the meaning provided such term in Section 2.2(b).

“Closing Date” has the meaning provided such term in Section 2.3(a).

“Closing Net Capital Expenditure” means an amount, which may be negative or positive, calculated for the period commencing as of January 1, 2017 and ending as of the Adjustment Time equal to (a) the aggregate amount of capital expenditures (excluding any capitalized interest) incurred in respect of budgeted capital expenditures for the Company and Company Subsidiaries as set forth on the Capex Schedules (excluding, for the avoidance of doubt, any cost overruns), plus (b) the aggregate amount of capital expenditures incurred for any new projects or matters, which have been approved by Buyers in accordance with Section 6.1 hereof following the date of this Agreement and which have not otherwise been set forth or reflected on the Capex Schedule, less (c) the aggregate amount of Baseline Capital Expenditures.

“Closing Net Indebtedness” means an amount, which may be negative or positive, calculated as of the Adjustment Time and without duplication equal to (a) Closing Cash, less (b) indebtedness of the Company and Company Subsidiaries for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current, short-term, secured or unsecured; less (c) indebtedness of the Company and Company Subsidiaries evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, less (d) the mark-to-market value of HFOTCO’s currency or interest rate swaps, collars, caps, hedges or other Derivatives as calculated in accordance with the methodology contemplated by the BGCT Financial Statements as of Closing (expressed as a positive number if such value represented HFOTCO’s liability, and otherwise expressed as a negative number), less (e) accrued and unpaid interest, premiums, penalties, breakage costs, redemption fees or pre-payment costs and other amounts owing in respect of any of the items described in the foregoing clauses (b), (c) and (d), but only to the extent that such amounts are due and payable at Closing upon the repayment of such indebtedness set forth in the foregoing clauses (b), (c) and (d).

“Closing Working Capital” means an amount, which may be negative or positive, calculated as of the Adjustment Time equal to (i) the current assets of the Company and the Company Subsidiaries (excluding Closing Cash), less (ii) the current liabilities of the Company and the Company Subsidiaries (excluding current maturities of, and interest on, Closing Net Indebtedness; but including, for the avoidance of doubt, accrued property Taxes and franchise Taxes), in accordance with and in a manner consistent with the illustration and principles set forth in Exhibit F, and, to the extent that any determination is not governed by such illustration and principles, in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the BGCT Financial Statements (without giving effect to the Transactions). For purposes of determining current assets and current liabilities, no income Tax assets or income Tax liabilities will be taken into account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means a newly issued share of Class A Common Stock, par value $0.01 per share, of SEMG.

“Common Share VWAP” means $32.30.

“Company” has the meaning provided such term in the recitals of this Agreement.

“Company 401(k) Plan” has the meaning provided such term in Section 6.9(f).

“Company Approvals” has the meaning provided such term in Section 4.2.

“Company Benefit Plan” has the meaning provided such term in Section 4.11(a).

“Company Bonds” means the bonds issued by Harris County Industrial Development Corporation for the benefit of HFOTCO, including such bonds as may be issued after the date of this Agreement.

“Company Consolidated Group” shall have the meaning set forth in Section 4.7(h).

“Company Credit Facilities” means that certain Credit Agreement dated as of August 19, 2014 by and among BGCT LLC, as Parent, HFOTCO, as Borrower, the Lenders Party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Bank of America, N.A., as Collateral Agent, and Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners, as amended, modified or supplemented from time to time.

“Company Financial Statements” has the meaning provided such term in Section 4.4(b).

“Company Financial Statements Date” means March 31, 2017.

“Company Group” has the meaning provided such term in Section 4.10(b).

“Company LLC Agreement” means that certain Amended and Restated Company Agreement of the Company, in substantially the form attached hereto as Exhibit D.

“Company Pension Plan” means the Employees’ Retirement Plan of HFOTCO (effective January 1, 2008, as amended from time to time).

“Company Privilege Parties” has the meaning provided such term in Section 11.13(b).

“Company Real Property” has the meaning provided such term in Section 4.5(b).

“Company Subsidiary” or “Company Subsidiaries” means each Subsidiary of the Company listed on Schedule 4.3(b).

“Confidentiality Agreement” means the agreement set forth on Schedule 1.1(a).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“Covered Persons” has the meaning provided such term in Section 6.8(a).

“Creditors’ Rights” has the meaning provided such term in Section 3.2.

“D&O Insurance” has the meaning provided such term in Section 6.8(b).

“De Minimis Threshold” has the meaning provided such term in Section 9.4(a).

“Deductible Amount” has the meaning provided such term in Section 9.4(b).

“Derivative” means any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“Disclosure Schedules” means the disclosure schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Employee” has the meaning provided such term in Section 6.9(a).

“Employee Benefit Plan” means any plan, fund, program, agreement, policy or arrangement which provides (a) health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services; (b) retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond; (c) severance, unemployment, vacation or fringe benefits (including dependent and health care accounts); (d) incentive compensation, change in control benefits, consulting, retention, or employment terms, deferred compensation plan, or equity-based incentives or other compensation or employee benefits; or (e) any other “employee benefit plan” (as defined in Section 3(3) of ERISA), in each of cases (a) through (e), whether written or unwritten, and whether or not subject to ERISA.

“Environmental Claim” means any written claim by any Governmental Authority or Third Party alleging liability resulting from any violation of any Environmental Law or damage to property or persons as a result of a Release of threatened Release of Hazardous Materials to the environment.

“Environmental Law” means any requirement of Law that relates to (a) the protection of the environment (including natural resources) or of human health or safety (to the extent human health or safety relates to exposure to Hazardous Materials), (b) the prevention of pollution or remediation of contamination or (c) the use, presence Release, threatened Release, generation, manufacture, recycling, storage, transport, labeling, handling or treatment of, or exposure to, Hazardous Material (in each case, to the extent related to the matters addressed in clauses (a) and (b) above).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning provided such term in Section 4.11(e).

“Escrow Account” has the meaning provided such term in the Escrow Agreement.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” has the meaning provided such term in Section 2.6(a).

“Escrow Amount” has the meaning provided such term in Section 2.6(a).

“Escrow Balance” means, as of any time of determination, the then-remaining balance of the Escrow Account.

“Escrow Target Amount” means $210,000,000.

“Estimated Adjustment Statement” has the meaning provided such term in Section 2.4.

“Excess Taxes” mean any property Taxes of the Company or any Company Subsidiary arising or resulting from an increase in any assessment of property Taxes arising after the date of this Agreement for fiscal year 2017 as a result of (i) the announcement or consummation of the Transactions or (ii) any growth capital expenditures made by the Company or its Subsidiaries after the Closing which are not of the type or are in excess of the amounts set forth in the Growth Capex Schedule.

“Facility” has the meaning provided such term in the recitals of this Agreement.

“FCPA” has the meaning provided such term in Section 4.10(b).

“Final Adjustment Statement” has the meaning provided such term in Section 2.5(c).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and non-appealable, (b) if applicable, a closing agreement made under Section 7121 of the Code (or a comparable agreement under U.S., state or local law or non-U.S. law) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) if applicable, a final disposition of a claim for refund, or (d) any agreement between Buyers and Sellers which they agree will have the same effect as an item in clauses (a), (b) or (c) for purposes of this Agreement.

“Final Reconciliation Disputes” has the meaning provided such term in Section 2.5(c).

“Financing Agreements” has the meaning provided such term in Section 6.11(a).

“Financing Counsel” has the meaning provided such term in Section 11.13(b).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the HFOTCO Backstop Financing, including the HFOTCO Debt Commitment Letter, the parties named in Section 5.5(a), and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their Representatives and their respective Affiliates’ Representatives.

“Fraud” means any actual and knowing fraud committed with the intent to deceive.

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Growth Capex Schedule” means Schedule 1.1(b).

“Governmental Authority” means any supranational, national, federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, board, bureau, commission, court or arbitral body, whether domestic or foreign.

“Hazardous Materials” means any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil, petroleum or any other material substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

“HFOTCO” means HFOTCO LLC, a Texas limited liability company doing business as Houston Fuel Oil Company.

“HFOTCO Backstop Financing” has the meaning provided such term in Section 5.5(a).

“HFOTCO Change of Control Arrangements” means those certain agreements with members of senior management of HFOTCO that relate to and involve a change of control, including such agreements described in Schedule 4.9(a)(x) and any other retention, transaction bonus, change of control or similar arrangements entered into prior to Closing, which provide compensation or benefits to any current or former employee or independent contractor of the Company or any Company Subsidiary upon or in connection with the Transactions (either alone or in combination with any other event).

“HFOTCO Debt Commitment Letter” has the meaning provided such term in Section 5.5(a).

“Holdco” means Beachhead Holdings LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication, all liabilities of such Person as of any particular time in respect of (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current, short-term, secured or unsecured; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) capitalized lease obligations; (d) deferred purchase price for assets, services or securities (including all seller notes and “earn outs” but excluding trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit (to the extent drawn), bankers’ acceptances (to the extent drawn), and surety bonds (to the extent drawn); (g) currency or interest rate swaps, collars, caps, hedges or other Derivatives; (h) all Indebtedness of the type referred to in clauses (a) – (g) guaranteed by the Company or any Company Subsidiaries or secured by any Lien upon any property or asset owned by the Company or any Company Subsidiaries; and (i) accrued and unpaid interest, premiums, penalties, breakage costs, redemption fees or pre-payment costs and other amounts owing in respect of the items described in the foregoing clauses (a) through (h), if and to the extent that any of the foregoing in this clause (i) would (A) appear as a liability on a consolidated balance sheet of the Company prepared in accordance with GAAP or (B) relates to Indebtedness to be repaid at Closing; provided, however, that Indebtedness shall not include, letters of credit, bankers’ acceptances and surety bonds, in each case to the extent undrawn, accounts payable to trade creditors, accrued expenses and deferred revenues, Indebtedness owing from the Company to any Company Subsidiary or from any Company Subsidiary to the Company or another Company Subsidiary, any fees and expenses incurred in connection with any Refinancing Consents or related refinancing transactions and any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with the repayment of such Indebtedness unless such Indebtedness is required to be, and is, repaid at Closing.

“Indemnified Party” has the meaning provided such term in Section 9.3(a).

“Indemnifying Party” has the meaning provided such term in Section 9.3(a).

“Initial Reconciliation Disputes” has the meaning provided such term in Section 2.5(b).

“Installment Payment” means (a) if the Installment Payment is paid in accordance with Section 2.2(c) prior to the Installment Payment Discount Expiration Date, an amount equal to the Installment Payment Discount Amount, less, the Prepayment Amount (provided, however, that such Prepayment Amount shall not apply if a Pledge Agreement Event of Default shall have occurred and be continuing, unless such payment is of the Installment Payment in full), (b) if the Installment Payment is paid in accordance with Section 2.2(c) on the Installment Payment Discount Expiration Date, the Installment Payment Discount Amount or (c) if the Installment Payment is paid in accordance with Section 2.2(c) after the Installment Payment Discount Expiration Date, an amount equal to the Installment Payment Amount; provided, however, that in the event the Installment Payment is paid in part on any date pursuant to Section 2.2(c), the Installment Payment payable in full on any subsequent date shall be an amount equal to the product of (i) the Installment Payment that would have been payable on such date had no earlier prepayment occurred and (ii) the percentage of the Installment Payment not paid on such earlier prepayment date.

“Installment Payment Amount” means $680,000,000.

“Installment Payment Discount Amount” means $600,000,000.

“Installment Payment Discount Expiration Date” means December 31, 2018.

“Installment Payment Outside Date” means earlier of (a) the date on which the Sellers demand payment of the Installment Payment pursuant to Section 2.2(c) and (b) December 31, 2019.

“Installment Payment Date” means the date on which the Installment Payment is paid in full.

“Insurance Policies” has the meaning provided such term in Section 4.14.

“Intellectual Property” shall mean any patents and patent applications, inventions (whether or not patentable), trademarks, trade names, service marks, domain names, copyrights and copyrightable works, trade secrets, know-how and other confidential or proprietary information.

“IRS” means the United States Internal Revenue Service.

“Joint Instruction Letter” has the meaning provided such term in Section 2.6(d).

“Knowledge” or “Known” means, with respect to a Party, the actual knowledge, after good faith inquiry, of those individuals set forth on Schedule 1.1(c) under the applicable heading for such Party.

“Latest BGCT Balance Sheet” means the balance sheet of the Company and the Company Subsidiaries as of March 31, 2017, set forth in the BGCT Financial Statements.

“Latest SEMG Balance Sheet” means the balance sheet of SEMG and its Subsidiaries as of March 31, 2017, set forth in the SEMG Financial Statements.

“Law” means any applicable law, statute, rule, regulation, ordinance or Order of a Governmental Authority, in each case, as in effect on and as interpreted on the date of this Agreement.

“Leased Real Property” has the meaning provided such term in Section 4.5(a).

“Lien(s)” means, with respect to any property or asset, any charges, liens (statutory or otherwise), pledges, options, occupancy agreements, encumbrances, mortgages, deeds of trust, hypothecations, security interests, equitable interests, restrictions on voting or transfer, claims, restrictive covenants, Rights-of-Way, or other burdens or defects, imperfections or irregularities of title to the property burdened thereby, or any other similar encumbrance or restriction in respect of such property or asset.

“Losses” means all losses, damages, obligations, demands, claims, causes of action, assessments, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

“Lowest Cost Response” means the action or response to an environmental matter that satisfies the requirements of applicable Laws with respect to a particular matter, at the lowest cost considered as a whole, as compared to any other action or response and that would not unreasonably or materially impede or disrupt operations of the Facility as such operations are conducted at the time of the execution of this Agreement. With respect to soil, surface water or groundwater environmental remediation standards, the determination of which response is the Lowest Cost Response shall be based on the application of the least stringent remediation standards determined to be acceptable to the applicable Governmental Authority. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with applicable Laws and acceptable to the applicable Governmental Authority. The Lowest Cost Response shall be based on taking all reasonable measures to mitigate damages and the implementation or installation of any combination of institutional or engineering controls, pollution control equipment or other modifications, actions or combinations thereof or abatement, encapsulation or removal procedures that result in the satisfaction of such applicable Laws in the least costly manner that also does not unreasonably and materially interfere with the operation and use of the Facility that is consistent with the operation and use of the Facility at the time of the execution of this Agreement.

“Maintenance Capex Schedule” means Schedule 1.1(d).

“Make-Whole Adjustment” shall mean an appropriate adjustment to the Stock Consideration (as the case may be) to reflect fully and equitably the effect of any share split, reverse share split, share consolidation, share subdivision, share bonus issue, share dividend (including any dividend or similar distribution of securities convertible into Common Shares, reorganization, recapitalization, reclassification or other similar event described in Sections 6.16(c), 6.16(d) and 6.16(e), respectively, that occurs between the date of this Agreement and the Closing with respect to the Common Shares, to the extent required in order to provide the Sellers with the same economic effect as contemplated by this Agreement prior to any such event; provided, however, that nothing set forth in this definition of Make Whole Adjustment shall be construed to permit SEMG or its Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.

“Management Rights Agreement” means the Management Rights Agreement to be executed by Alinda I and SEMG at the Closing, substantially in the form attached hereto as Exhibit G.

“Material Adverse Effect” means any change, effect, circumstance, development or occurrence that, individually or in the aggregate, with all other changes, effects and occurrences (a) has, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company or the Company Subsidiaries, taken as a whole; or (b) would reasonably be expected to have a material adverse effect on Sellers’ ability to consummate the Transactions; provided, however, that the following alone or in combination (or the effects or consequences thereof) shall not be taken into account in determining whether a “Material Adverse Effect” pursuant to the foregoing clause (a) has occurred or may, would or could occur (i) any change generally affecting the international, national or regional industries or markets in which the Company or the Company Subsidiaries operate or conduct business; (ii) any change in national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage and the occurrence of any military or terrorist attack or changes or additional security measures imposed by a Governmental Authority in connection therewith; (iii) acts of God (including hurricanes, earthquakes or similar catastrophes); (iv) changes in industry standards, Laws, regulatory policies or GAAP, or in the guidance, interpretation or enforcement thereof; (v) changes in Tax or accounting requirements or principles or in the guidance, interpretation or enforcement thereof, (vi) entry into or the announcement of this Agreement, or the consummation of the Transactions; (vii) the loss of any employee or other personnel involved in the Business; (viii) seasonal reductions in the revenues or earnings of the Company or the Company Subsidiaries; (ix) any failure by the Company or the Company Subsidiaries to meet any projections or forecasts for any period occurring on or after the date hereof (but not the underlying cause of, reasons for or factors contributing to such failure); (x) (A) any action taken by Buyers or any of their controlled Affiliates in respect of the Company or the Company Subsidiaries or (B) the omission of an action that was required to be taken by Buyers or any of their Affiliates under this Agreement; (xi) any action taken by Sellers or their Affiliates at the explicit written request or with the explicit written consent of Buyers or any of their controlled Affiliates; (xii) matters that will be fully accounted for in the Final Adjustment Statement; or (xiii) any matter that is cured prior to the Closing. Notwithstanding the foregoing, a “Material Adverse Effect” shall not exclude (x) any adverse effect resulting or arising from clauses (i), (ii), (iii), (iv) or (v) above to the extent the Company or any Company Subsidiary is disproportionately affected thereby as compared to other owners or operators of terminal facilities in the international, national or regional industries or in markets in which the Company or the Company Subsidiaries operate or conduct business or (y) solely for purposes of evaluating any breach of Section 3.3 or Section 4.2 for purposes of Section 8.2(a), any adverse effect resulting or arising from clause (vi). Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all benefits and costs with respect to such circumstance, change or effect, including effective Third Party insurance coverages (but excluding insurance coverages obtained by Buyers or their direct or indirect owners), indemnification and reimbursement rights.

“Material Contracts” has the meaning provided such term in Section 4.9(a).

“Material Leases” has the meaning provided such term in Section 4.5(a).

“Membership Interests” has the meaning provided such term in the recitals of this Agreement.

“Neutral Auditor” has the meaning provided such term in Section 2.5(c).

“NYSE” has the meaning provided such term in Section 6.15.

“Off-Site Environmental Matter” shall mean any Environmental Claim, environmental remedial action or Third-Party Claim under any Environmental Law resulting from or arising out of any storage, transportation, disposal or release by or on behalf of the Company or any of the Company Subsidiaries of any Hazardous Materials into the environment at a location other than the Facility prior to the Closing.

“Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided such term in Section 10.1(e).

“Owned Real Property” has the meaning provided such term in Section 4.5(b).

“Parent Guaranty” means the limited sponsor guaranty from Seller Parents to SEMG and Buyers substantially in the form attached hereto as Exhibit H.

“Party” means each Seller, SEMG and each Buyer.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pending Claim” has the meaning provided such term in Section 2.6(a).

“Pension Freeze” has the meaning provided such term in Section 6.9(d).

“Permits” means authorizations, licenses, permits, credits (including emission credits) or certificates issued by any Governmental Authority and necessary to conduct the Business; provided, however, that Right-of-Way agreements and similar rights and approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for current Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due as of the Closing Date or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, provided that no final, non-appealable judgment is entered seeking a foreclosure of any Liens securing payment of such Taxes, impositions, assessments, fees, rents or other governmental charges, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) and securing sums (i) arising in the ordinary course of business securing payments not yet delinquent or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, provided that no final, non-appealable judgment is entered seeking foreclosure of any such Liens, (c) with respect to the Company Real Property, (i) matters that would be disclosed on a title policy or current title report relating to any Company Real Property or any conditions that would be shown by an accurate survey of any Company Real Property, and (ii) restrictive covenants, easements, Rights-of-Way and other similar Liens, including, without limitation, utility rights-of-way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, in each case, individually or in the aggregate, materially interfere with or impair the use of the Company Real Property affected thereby as currently used in the conduct of the Business, (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority; (e) Liens pursuant to the Company Credit Facilities and the Company Bonds, (f) purchase-money Liens arising in the ordinary course of business, (g) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (h) Liens set forth in Schedule 1.1(e), and (i) Liens created by Buyers or their successors or assigns.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pledge Agreement” means that certain Guarantee, Pledge and Security Agreement, by and among Holdco, Buyer I, Buyer II, the Company and the Sellers, in substantially the form attached hereto as Exhibit E.

“Pledge Agreement Event of Default” means an “Event of Default” as defined in the Pledge Agreement.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Prepayment Amount” means, with respect to any date, the amount set forth on Schedule 1.1(f) opposite the date or otherwise calculated for such date in accordance with Schedule 1.1(f); provided, however, that in the event the Installment Payment is paid in part on any date pursuant to Section 2.2(c), (a) the Prepayment Amount with respect to the date on which the Installment Payment is partially paid shall be an amount equal to the product of (i) the amount set forth on

Schedule 1.1(f) opposite such date of partial payment or otherwise calculated for such date in accordance with Schedule 1.1(f) and (ii) the percentage of the Installment Payment paid on such prepayment date and (b) the Prepayment Amount with respect to the date on which the Installment Payment is subsequently paid in full shall be an amount equal to the product of (i) the amount set forth on Schedule 1.1(f) opposite such date of payment in full or otherwise calculated for such date in accordance with Schedule 1.1(f) and (ii) the percentage of the Installment Payment not paid on such earlier prepayment date.

“Present Fair Salable Value” has the meaning provided such term in Section 5.5(b).

“Proceeding” shall mean any action, suit, arbitration proceeding, administrative or regulatory investigation, audit or proceeding, or litigation of any nature (civil, criminal, regulatory or otherwise) at law or in equity.

“Purchase Price Adjustments” has the meaning provided such term in Section 2.2(b).

“Q1 Financial Statements” means the unaudited balance sheet and related unaudited statements of income and cash flow of the Company and the Company Subsidiaries for the three-month period ended March 31, 2017, prepared in accordance with Regulation S-X and Regulation S-K promulgated under the Securities Act and including the comparative prior year period.

“Q2 Financial Statements” means the unaudited balance sheet and related unaudited statements of income and cash flow of the Company and the Company Subsidiaries for the six-month period ended June 30, 2017, prepared in accordance with Regulation S-X and Regulation S-K promulgated under the Securities Act and including the comparative prior year period.

“Refinancing Consents” means the written consents, waivers and/or amendments of any effective “change of control” provisions contained in the Company Credit Facilities (and, solely when the term “Refinancing Consents” is used in the definition of “Assumed Indebtedness”, Section 5.5(a) or Section 6.11(e), the Company Bonds) that would be breached by the consummation of the acquisition of the Company by Buyers as contemplated in this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the parties thereto at the Closing, substantially in the form attached hereto as Exhibit B.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal or dumping of Hazardous Materials into the environment.

“Remote Damages” means any exemplary, special or punitive damages and any loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity or other indirect, incidental or consequential damages as a consequence of a breach, inaccuracy or failure to perform any representation, warranty, covenant, obligation or other agreement under this Agreement, except in each case for any reasonably foreseeable incidental or consequential damages. As used herein, (a) “incidental damages” are documented out-of-pocket costs and expenses incurred in a reasonable effort, whether successful or not, to avoid Losses; and (b) “consequential damages” are Losses that directly and naturally arise from the breach of this Agreement and from circumstances surrounding the breach to the extent that the breaching Party knew of such circumstances at the time of the breach.

“Representatives” means, as to any Person, its officers, directors, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person and such Person’s Affiliates.

“Resolution Period” has the meaning provided such term in Section 2.5(c).

“Restricted Commitment Letter Amendments” has the meaning provided such term in Section 6.11(c).

“Rights-of-Way” has the meaning provided such term in Section 4.5(c).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning provided such term in Section 5.10(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Approvals” has the meaning provided such term in Section 3.3.

“Seller Confidential Information” has the meaning provided such term in Section 6.4(c).

“Seller Fraction” means, with respect to (a) Buffalo I, a fraction equal to 0.5932, and (b) Buffalo II, a fraction equal to 0.4068.

“Seller Fundamental Representations” means the representations and warranties of Sellers contained in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.5 (Brokers’ Fees), Section 3.6 (Ownership of Membership Interests), Section 4.1 (Organization) and Section 4.3 (Capitalization; Subsidiaries).

“Seller Indemnified Parties” has the meaning provided such term in Section 9.2(b).

“Seller Parents” means, collectively, Alinda I and Alinda Infrastructure Parallel Fund II, L.P., a Cayman Islands exempted limited partnership.

“Seller Privilege Parties” has the meaning provided such term in Section 11.13(b).

“Sellers” has the meaning provided such term in the preamble to this Agreement.

“SEMG” has the meaning provided such term in the preamble to this Agreement.

“SEMG Approvals” has the meaning provided such term in Section 5.3.

“SEMG Financial Statement Date” means March 31, 2017.

“SEMG Financial Statements” has the meaning provided such term in Section 5.10(a).

“Solvent” or “Solvency” has the meaning provided such term in Section 5.5(b).

“Stock Allocation” means, with respect to each Seller, a number of Common Shares equal to (a) such Seller’s Seller Fraction, multiplied by (b) the Stock Consideration.

“Stock Consideration” means an aggregate number of Common Shares equal to (a) an amount in Dollars (which shall be no less than $300,000,000 (subject to the proviso in this definition) and no greater than $400,000,000) determined by Buyers at least three (3) Business Days prior to Closing, with notice of such determination to be provided to Sellers, divided by (b) the Common Share VWAP; provided, however, that in no event shall Buyers be permitted to select an amount which would constitute 20% or more of the outstanding Common Shares.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by Contract or as a general partner, managing member, joint venture, agent or otherwise.

“Tax” or “Taxes” means (a) all taxes, assessments, charges, duties, levies, imposts, unclaimed property and escheat obligations or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), and value-added taxes, including any interest, fines or penalties with respect to the foregoing, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” has the meaning provided such term in Section 7.4.

“Tax Returns” means any report, return, estimated tax filing, declaration or other filing relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party” means any Person other than (a) the Company, (b) any Party, or (c) any Affiliate of the Company or any Party.

“Third-Party Claim” has the meaning provided such term in Section 9.3(a).

“Transaction Documents” means this Agreement, the HFOTCO Debt Commitment Letter, the Registration Rights Agreement, the Buyer LLC Agreements, the Company LLC Agreement, the Pledge Agreement, the Management Rights Agreement, the Parent Guaranty, the Escrow Agreement and any other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transactions” means, with respect to any Party or Parties, the transactions contemplated by this Agreement and/or the other Transaction Documents to which such Party or Parties is/are a party.

“Transfer Taxes” has the meaning provided such term in Section 7.5.

“Transition Period” has the meaning provided such term in Section 6.9(a).

“Uncured Casualty Loss” means all or any portion of any Casualty Losses that are not repaired, restored or otherwise cured prior to the Closing Date.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement and which was undertaken with the actual knowledge that such act or failure to act would be a material breach of this Agreement.

Section 1.2 Rules of Construction.

(a) All article, section, schedule, and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of or to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or the Party causing any instrument to be drafted.

(d) The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

Article II

PURCHASE AND SALE; PURCHASE PRICE; CLOSING

Section 2.1 Purchase and Sale of Membership Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyers shall purchase and acquire from Sellers, and Sellers shall assign, transfer and convey to Buyers, the Membership Interests.

Section 2.2 Distribution of Purchase Price

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Aggregate Closing Consideration shall be paid or issued to Sellers in consideration for their respective Membership Interests as follows:

(i) SEMG shall contribute to Buyer I an aggregate amount equal to the product of the Closing Cash Consideration (calculated based on the Estimated Adjustment Statement) multiplied by Buyer I’s respective Buyer Fraction (the “Buyer I Payment”), and Buyer I shall, and SEMG shall cause Buyer I to, pay to Buffalo I the Buyer I Payment;

(ii) SEMG shall contribute to Buyer II an aggregate amount equal to the product of the Closing Cash Consideration (calculated based on the Estimated Adjustment Statement) multiplied by Buyer II’s respective Buyer Fraction (the “Buyer II Payment”), and Buyer II shall, and SEMG shall cause Buyer II to, pay to Buffalo II the Buyer II Payment; and

(iii) SEMG shall issue and contribute to (A) Buyer I a number of Common Shares equal to Buffalo I’s Stock Allocation, which Buyer I shall deliver to Buffalo I, and (B) Buyer II a number of Common Shares equal to Buffalo II’s Stock Allocation, which Buyer II shall deliver to Buffalo II;

(b) The “Closing Cash Consideration” shall be the Base Cash Consideration, adjusted as follows: (i) increased, on a Dollar-for-Dollar basis, by the amount by which Closing Working Capital is more than $4,500,000 or decreased, on a Dollar-for-Dollar basis, by the amount by which Closing Working Capital is less than $1,500,000, as applicable; (ii) increased, on a Dollar-for-Dollar basis, by the amount of the Closing Net

Capital Expenditure (if a positive amount) or decreased, on a Dollar-for-Dollar basis, by the amount of the Closing Net Capital Expenditure (if a negative amount), as applicable; (iii) increased, on a Dollar-for-Dollar basis, by the amount of the Closing Net Indebtedness (if a positive amount) or decreased, on a Dollar-for-Dollar basis, by the amount of the Closing Net Indebtedness (if a negative amount), as applicable (such adjustments set forth in clauses (i) through (iii) collectively, the “Purchase Price Adjustments”).

(c) If the Closing occurs, then on or before the Installment Payment Date, upon the terms and subject to the conditions set forth in this Agreement, Buyers shall pay the Installment Payment to Sellers in consideration for their respective Membership Interests by wire transfer of immediately available funds to the account or accounts designated by Sellers in writing as follows:

(i) Buyer I shall pay an aggregate amount equal to the product of the Installment Payment determined as of the date of payment multiplied by Buyer I’s respective Buyer Fraction to Buffalo I; and

(ii) Buyer II shall pay an aggregate amount equal to the product of the Installment Payment determined as of the date of payment multiplied by Buyer II’s respective Buyer Fraction to Buffalo II.

Buyers may elect to pay the aggregate amount of the Installment Payment in part (on a single occasion) or in full on any date prior to the Installment Payment Outside Date by providing the Sellers with written notice at least ten Business Days prior to the date of payment. In the event Buyers elect to pay the aggregate amount of the Installment Payment in part prior to the Installment Payment Outside Date, Buyers may not thereafter elect to pay the Installment Payment in part but may thereafter elect to pay the remaining aggregate amount of the Installment Payment in full on any date prior to the Installment Payment Outside Date by providing the Sellers with written notice at least ten Business Days prior to the date of payment. If Buyers have not paid the Installment Payment in full by the Installment Payment Discount Expiration Date, the Sellers may thereafter demand payment of the Installment Payment in full at any time by providing Buyers with at least ten Business Days’ written notice. In the event Buyers have not paid the Installment Payment in full prior to the Installment Payment Outside Date, Buyers shall pay the Installment Payment in full on the Installment Payment Outside Date. Subject to Section 2.6, Buyers shall pay the Installment Payment without reduction by any amount for any reason including any claim of or reduction for set off (including any such claim arising out of a breach or alleged breach of this Agreement or any other Transaction Document); provided, however, that Buyers may set off from any Installment Payment otherwise payable under this Agreement any claims with respect to the indemnification obligations owed to the Buyer Indemnified Parties under Article IX with respect to which there has been a Final Determination confirming such claims are due and payable by Sellers. All payments of the Installment Payment prior to the Installment Payment Discount Expiration Date shall be subject to the obligations set forth in Section 2.6. Notwithstanding anything herein to the contrary, in no event shall SEMG or any of its Subsidiaries (other than Holdco, Buyers and the guarantors specified in the Pledge Agreement) have any obligation to pay, or any liability with respect to, the Installment Payment.

(d) Sellers and Buyers agree that the Installment Payment and the amount included in the Escrow Amount shall be eligible for installment sale treatment under Section 453 of the Code, and shall not take any position to the contrary on any Tax Return.

Section 2.3 The Closing

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, commencing at 10:00 a.m. New York time on the later of (i) the fortieth (40th) day following the execution of this Agreement and (ii) the second (2nd) Business Day following the date on which the last of the conditions set forth in Article VIII below has been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date or time as Buyers and Sellers may mutually determine (such date, the “Closing Date”); subject to, in each case, the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied on the Closing Date). The Closing shall be deemed to have been consummated at 12:01 a.m. Houston time on the Closing Date (the “Adjustment Time”).

(b) At the Closing, each Seller shall deliver or cause to be delivered to Buyers the following:

(i) the Assignment and Assumption Agreement, duly executed by each Seller;

(ii) certification of each Seller’s non-foreign status in accordance with U.S. Treasury Regulation § 1.1445-2(b)(2);

(iii) the resignations (or evidence of removal) of each director of the Company and the Company Subsidiaries (in their respective capacity as such) effective as of the Closing;

(iv) the certificate referred to in Section 8.2(h);

(v) a certificate from the Secretary of State of the applicable jurisdiction of organization with respect to the existence and good standing of each Seller, the Company and the Company Subsidiaries;

(vi) the Registration Rights Agreement, duly executed by each Seller;

(vii) the Management Rights Agreement, duly executed by Alinda I;

(viii) the Pledge Agreement, duly executed by each Seller and the Company;

(ix) the Company LLC Agreement, duly executed and adopted by the Company; and

(x) such other certificates, instruments and documents necessary to carry out the intent and purposes of this Agreement as may be reasonably requested by Buyers prior to the Closing Date.

(c) At least three (3) Business Days prior to the Closing, the Company shall deliver or cause to be delivered customary payoff letters in respect of the Company Credit Facilities (other than any Assumed Indebtedness), indicating that upon payment of a specified amount, such Indebtedness shall be paid in full and, if applicable, such holder shall release its security interest and authorize the Company or the applicable Company Subsidiary or their designees to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary or desirable to release of record the security interests of all such holders.

(d) At the Closing, Buyers (and solely in respect of clause (iii), SEMG) shall deliver or cause to be delivered to Sellers the following:

(i) the Assignment and Assumption Agreement, duly executed by each Buyer;

(ii) the Buyer I Payment and the Buyer II Payment, by wire transfer of immediately available funds to the account or accounts designated no later than two (2) Business Days prior to the Closing Date by each Seller in writing;

(iii) the respective Stock Allocation registered in the name of the respective Seller on the SEMG transfer books by SEMG’s transfer agent, evidencing the issuance of such Stock Allocation to such respective Seller free and clear of any and all Liens;

(iv) the Registration Rights Agreement, duly executed by SEMG;

(v) the Management Rights Agreement, duly executed by SEMG;

(vi) the Pledge Agreement, duly executed by Holdco and each Buyer;

(vii) the Buyer LLC Agreements, duly executed and adopted by each Buyer;

(viii) certification of SEMG’s non-foreign status in accordance with U.S. Treasury Regulation § 1.1445-2(b)(2);

(ix) certificates, duly executed by an authorized officer of each Buyer or its respective general partner, dated the Closing Date, to the effect that (A) the resolutions adopted by the board of directors of each Buyer or its general partner, as applicable, authorizing the Transactions were duly and validly adopted, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified and (B) the officers of each Buyer or its respective general partner executing this Agreement and the other documents, agreements and instruments to be executed and delivered pursuant to this Agreement are duly authorized to execute the same;

(x) the certificate referred to in Section 8.3(c); and

(xi) such other certificates, instruments and documents necessary to carry out the intent and purposes of this Agreement as may be reasonably requested by Sellers prior to the Closing Date.

Section 2.4 Closing Purchase Price Estimate

At least five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyers a statement (the “Estimated Adjustment Statement”) containing Sellers’ good faith estimate, as of the Adjustment Time, of each of the Purchase Price Adjustments determined in accordance with the definitions of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital. The Estimated Adjustment Statement shall be prepared by Sellers in accordance with this Agreement and GAAP applied on a basis consistent with past practice and the principles used in preparation of the BGCT Financial Statements (without giving effect to the Transactions). Sellers shall, and shall cause their controlled Affiliates to, upon prior written request, (i) provide Buyers and their Representatives with reasonable access to the relevant books and records, facilities and employees, their and their accountants’ work papers, schedules and other supporting data as may be reasonably requested by Buyers and (ii) otherwise cooperate in good faith with Buyers and their Representatives, including by providing on a timely basis all information necessary or useful in evaluating the calculation of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital in the Estimated Adjustment Statement. If Buyers dispute the Estimated Adjustment Statement (or any portion thereof) prior to the Closing, Sellers shall consider Buyers’ comments in good faith and shall revise the Estimated Adjustment Statement to account for any manifest errors identified in such comments; provided, however, that, regardless of whether Buyers and Sellers agree on the resolution of any or all such disputed amounts, the amounts set forth in the Estimated Adjustment Statement (as it may be so revised by Sellers) shall be used to calculate the Closing Cash Consideration as set forth in Section 2.2(a)(iii), and the Closing shall not be delayed in respect of any such resolved or unresolved dispute.

Section 2.5 Post-Closing Purchase Price Reconciliation

(a) Prior to or on the date that is sixty (60) days after the Closing Date, Buyers shall prepare and deliver to Sellers a statement (the “Adjustment Statement”) that shall set forth Buyers’ calculation, as of the Adjustment Time, of each of the Purchase Price Adjustments determined in accordance with the definitions of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital. Buyers’ calculation of each of the Purchase Price Adjustments shall be determined in accordance with this Agreement and GAAP applied on a basis consistent with past practice and the principles used in preparation of the BGCT Financial Statements (without giving effect to the Transactions).

(b) On or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, Sellers shall deliver written notice to Buyers specifying any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof. If Sellers fail to notify Buyers of any Initial Reconciliation Disputes on or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, the Adjustment Statement shall be deemed accepted by Sellers and shall be final, binding, conclusive and nonappealable for all purposes of this Agreement.

(c) If Sellers notify Buyers of any Initial Reconciliation Disputes in accordance with Section 2.5(b), then Buyers and Sellers shall, over the thirty (30) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes, and any written resolution by them as to any disputed item shall be final, binding, conclusive and nonappealable for all purposes of this Agreement. If, at the conclusion of the Resolution Period, Buyers and Sellers have not reached an agreement on the disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by Sellers and Buyers to a nationally recognized independent auditor that is not the independent auditor for any Party and as to which the Parties shall reasonably agree prior to expiration of the Resolution Period (the “Neutral Auditor”). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor pursuant to this Section 2.5 shall be borne by Sellers, on the one hand, and by Buyers, on the other hand, based upon the percentage that the amount not ultimately awarded to such Parties by the Neutral Auditor bears to the amount actually contested by such Parties in the Final Reconciliation Disputes. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any Final Reconciliation Disputes hereunder before the Neutral Auditor shall be borne by the Parties incurring such cost and expense. With respect to each disputed line item of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital, the Neutral Auditor’s final determination, if not in accordance with the position of either Sellers, on the one hand, or Buyers, on the other hand, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyers in their respective calculation of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital or the corresponding amount claimed by Sellers in their initial notice of dispute delivered by Sellers pursuant to Section 2.5(b). For the avoidance of doubt, the Neutral Auditor shall not review any line item or make any determination with respect to any matter other than the Final Reconciliation Disputes. The Parties shall instruct the Neutral Auditor to render its reasoned written decision, acting as an expert in accounting and not as an arbitrator, as soon as practicable but in no event later than sixty (60) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be made on the basis of the accounting and other principles, procedures, policies and methods used by Sellers in preparing their statement contemplated by Section 2.4, shall be set forth in a written statement delivered to Sellers and Buyers and shall be final, binding, conclusive and nonappealable for all purposes hereunder. Notwithstanding anything else contained herein, no Party may assert that any award issued by the Neutral Auditor is unenforceable because it has not been timely rendered. The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement setting forth the final determination of each of the Purchase Price Adjustments, determined in accordance with the definitions of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital resulting from (i) agreement by Sellers and Buyers during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.5(b) or (iii) the determination by the Neutral Auditor in accordance with this Section 2.5(c).

(d) If the Closing Cash Consideration to be paid according to the Estimated Adjustment Statement exceeds the Closing Cash Consideration to be paid according to the Final Adjustment Statement, then Sellers shall pay to Buyers an amount equal to such excess in the manner set forth in Section 2.5(g) (to be distributed pro rata among Buyers in accordance with their respective Buyer Fractions). Conversely, if the Closing Cash Consideration to be paid according to the Final Adjustment Statement exceeds the Closing Cash Consideration to be paid according to the Estimated Adjustment Statement, then Buyers shall, and SEMG shall cause Buyers to, pay to Sellers their respective Buyer Fractions (to be distributed pro rata among Sellers in accordance with their respective Seller Fractions) of an amount equal to such difference in the manner set forth in Section 2.5(g). All payments made pursuant to this Section 2.5(d) shall be accompanied by interest at a rate equal to the Prime Rate per annum from the Closing Date through (but excluding) the date such payment is made. “Prime Rate” shall mean, for any day, the rate of interest per annum (over a year of 360 days) announced by JPMorgan Chase Bank, N.A. (or any successor thereto) from time to time, as its “base rate” in effect on such date. Any amounts payable by either Party pursuant to this Section 2.5(d) may not be reduced by set-off against any amount(s) payable (whether at such time or in the future or upon the occurrence of a contingency) by the recipient or any Affiliate of the recipient to the payor or any Affiliates of the payor. Any payment required pursuant to this Section 2.5(d) shall constitute a payment in respect of the Aggregate Purchase Price.

(e) Buyers agree that, following the Closing through the date that Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital become final and binding pursuant to Section 2.5(c), they shall not (and shall cause their controlled Affiliates not to) take any actions with respect to any accounting, books, records, principles, procedures, policies or methodologies on which Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital are based that are intended to impede or delay the determination of such amounts or the preparation of the written notice by Sellers specifying any Initial Reconciliation Disputes.

(f) Without limiting the provisions of Section 2.5(a) and the generality of Section 6.2, during the period of any dispute contemplated in this Section 2.5, Buyers shall, and shall cause their controlled Affiliates (including the Company) to, upon prior written request, (i) provide Sellers and their Representatives with reasonable access to the relevant books and records, facilities and employees, their and their accountants’ work papers, schedules and other supporting data as may be reasonably requested by Sellers and (ii) otherwise cooperate in good faith with Sellers and their Representatives, including by providing on a timely basis all information necessary or useful in evaluating the calculation of Closing Net Capital Expenditure, Closing Net Indebtedness and Closing Working Capital.

(g) Any payment required pursuant to Section 2.5(d) shall be made by wire transfer of immediately available funds, in Dollars, to the account designated by each Seller or Buyer, as the case may be, within five (5) Business Days after the Final Adjustment Statement is determined by (i) agreement by Sellers and Buyers during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.5(b) or (iii) the determination by the Neutral Auditor in accordance with Section 2.5(c).

Section 2.6 Escrow

(a) In connection with each payment of the Installment Payment pursuant to Section 2.2(c) prior to the Installment Payment Discount Expiration Date, where, either the Installment Payment is paid in full, or, as a result of such payment, the aggregate amount of Installment Payment paid would result in an amount less than the Escrow Target Amount remaining to be paid, either (i)(A) Buyers, Sellers and the Escrow Agent shall, if not already entered into, enter into an escrow agreement, in a form to be mutually agreed by Buyers and Sellers acting in good faith (the “Escrow Agreement”) and (B) Buyers shall deposit with the Escrow Agent, on behalf of Sellers and in lieu of delivering such portion of the Installment Payment to Sellers, all or a portion of the Installment Payment paid to Sellers in such payment in cash in an amount equal to (x) if the Installment Payment is being paid in full, the Escrow Target Amount, or (y) if the Installment Payment is being paid in part, an amount equal to the Escrow Target Amount less any amount remaining to be paid by wire transfer in immediately available funds to an account specified by the Escrow Agent pursuant to written instructions given to Buyers by the Escrow Agent no later than two Business Days prior to the applicable payment, and each Seller’s portion of the Installment Payment to be paid on such date will be equal to the Installment Payment to be paid on such date, minus the amount deposited with the Escrow Agent on such date, multiplied by such Seller’s Fraction (in which case the aggregate funds deposited with the Escrow Agent by Buyers pursuant to this Section 2.6(a) and/or Section 2.6(b) shall be referred to as the “Escrow Amount”) or (ii) if at such time the Seller Parents have net assets and liquidity in an amount at least equal to the Escrow Amount that would result were Sellers to elect to act in accordance with Section 2.6(a)(i) at such time, as demonstrated by appropriate financial statements delivered by Sellers, SEMG and the Seller Parents will enter into the Parent Guaranty; provided the Parties agree that the Seller Parents shall decide, in their sole discretion, whether the Parties will act in accordance with Section 2.6(a)(i) or Section 2.6(a)(ii); provided further; however; if the Parties act in accordance with Section 2.6(a)(ii), upon execution of the Parent Guaranty, the Parties agree the rights and obligations of this Section 2.6, without any action by any of the Parties, will no longer be of any force or effect and no Party will have the right to, or to cause any other Party to, enter into the Escrow Agreement.

(b) In addition to and not in limitation of the provisions of Section 2.6(a), in connection with each payment of the Installment Payment (partial or in full) pursuant to Section 2.2(c) prior to the Installment Payment Discount Expiration Date, if there are any pending or payable claims with respect to the indemnification obligations owed to the Buyer Indemnified Parties under Article IX with respect to which there has not been a Final Determination (each, a “Pending Claim”) on the payment date, then either (i)(A) Buyers, Sellers and the Escrow Agent shall, if not already entered into, enter into the Escrow Agreement and (B) Buyers will deposit with the Escrow Agent an amount in cash, by wire transfer in immediately available funds, equal to Buyers good faith estimate of Losses for any such Pending Claims to the Escrow Agent, and each Seller’s portion of the Installment Payment to be paid on such date will be equal to the Installment Payment to be paid on such date, minus the amount deposited with the Escrow Agent, multiplied by such Seller’s Fraction or (ii) if at such time the Seller Parents have net assets and liquidity in an amount at least equal to the Escrow Amount at such time, as demonstrated by appropriate financial statements delivered by Sellers, SEMG and the Seller Parents will enter into the Parent Guaranty; provided the parties hereto agree that the Seller Parents shall decide, in their sole discretion, whether the Parties will act in accordance with Section 2.6(b)(i) or Section 2.6(b)(ii); provided further; however; if the Parties act in accordance with Section 2.6(b)(ii), upon execution of the Parent Guaranty, the Parties agree the rights and obligations of this Section 2.6, without any action by any of the Parties, will no longer be of any force or effect and no Party will have the right to, or to cause any other Party to, enter into the Escrow Agreement.

(c) The Escrow Amount shall be held by the Escrow Agent in the Escrow Account pursuant to this Agreement and the Escrow Agreement and shall constitute part of the Aggregate Purchase Price as provided in Section 2.2. All releases from the Escrow Account shall be made in accordance with this Section 2.6 and the Escrow Agreement. For all Tax purposes, the Parties agree to treat any Escrow Amount as property of Sellers and any income earned with respect to such Escrow Amount as income of Sellers. For the avoidance of doubt, the deposit by Buyers of any portion of the Installment Payment with the Escrow Agent in accordance with this Section 2.6 shall constitute the payment to Sellers of such portion of the Installment Payment for all purposes of this Agreement and any other Transaction Document.

(d) The Escrow Agreement shall provide that releases from the Escrow Account of any portion of the Escrow Amount shall be made only in accordance with (i) written instructions that are jointly signed by Sellers and Buyers, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”) or (ii) pursuant to a Final Determination specifying the portion of the Escrow Amount to be released from the Escrow Account and the Persons to whom such portion of the Escrow Amount shall be released.

(e) In the event that there is any remaining Escrow Amount in the Escrow Account and Sellers become obligated to any Buyer Indemnified Party under the terms of Section 9.2(a) in respect of any indemnification obligation (as determined by a Final Determination or by mutual written agreement between the Indemnifying Party and the Indemnified Party) then, subject to the limitations on Sellers’ liability under Article IX, at such time, Sellers and Buyers shall execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release the portion of the Escrow Amount necessary to satisfy such obligation (or, to the extent the then-remaining Escrow Amount is insufficient to satisfy such obligation, the then-remaining Escrow Amount).

(f) On the Installment Payment Discount Expiration Date (or the first Business Day after such day if such day is not a Business Day), Seller and Buyer shall execute and deliver to the Escrow Agent a Joint Instruction Letter instructing the Escrow Agent to release to Seller the Escrow Balance (except for any portion of the Escrow Balance that the Escrow Agent has been validly instructed to release to any Buyer Indemnified Party in accordance with this Agreement and the Escrow Agreement but has not actually released as of such date), less a portion of the Escrow Balance with an aggregate value equal to a reasonable reserve amount determined by Buyers in good faith in respect of any and all Claim Notices submitted by any Buyer Indemnified Party prior to such date in accordance with Section 9.3 that remain pending as of such date, and upon the resolution of all such pending claims, if any, and after the payment of any amounts owed to any Person other than Sellers in connection with such claims and in accordance with this Agreement, Buyers and Sellers will promptly execute a Joint Instruction Letter instructing the Escrow Agent to release to Sellers the Escrow Balance. The Parties agree to treat any interest or other income earned with respect to the Escrow Amount as income of Sellers.

(g) Following the resolution, from time to time, of any claim underlying any Claim Notice for which a reserve of a portion of the Escrow Balance was established pursuant to Section 2.6(f), Sellers and Buyers shall execute and deliver to the Escrow Agent a Joint Instruction Letter instructing the Escrow Agent to release from the Escrow Account to Sellers, to a Buyer Indemnified Party or to both, a portion of the Escrow Balance, with an aggregate value equal to such portion of the reserve amount as is appropriate for the resolution of such claim.

(h) In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. In the event that Buyers or Sellers receive a release of any portion of the Escrow Balance pursuant to the Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Person is entitled to such portion of the Escrow Balance at such time, transfer such portion of the Escrow Balance to such other Person, or (ii) if no other Person is entitled to such portion of the Escrow Balance at such time, deposit such portion of the Escrow Balance in the Escrow Account with the Escrow Agent to be held and released pursuant to the Escrow Agreement.

(i) If either Sellers or Buyers fail to timely execute and deliver a Joint Instruction Letter when required under this Agreement, Sellers or Buyers, as applicable, shall be entitled to seek a Final Determination and/or specific performance (in accordance with Section 11.12), in each case that will enable the Escrow Agent to release to the applicable Person or Persons the portion of the Escrow Balance to which they are entitled under this Agreement and to seek to recover Losses from Seller or Buyer, as applicable, as a result of such failure to comply with this Agreement.

Section 2.7 Withholding

All payments due to Sellers under this Agreement shall be made net of any applicable deduction or withholding for or on account of any Tax; provided, however, that absent a relevant change in Tax law between the date of this Agreement and the Closing, no deduction or withholding for or on account of any Tax shall be made so long as each Seller delivers the certification set forth in Section 2.3(b)(ii); provided further that, upon such a change in Tax law, Buyers shall promptly notify Sellers upon determining that they have a withholding obligation, and Buyers and Sellers shall use reasonable efforts to cooperate to determine the appropriate amount of deduction or withholding, if any, as a result thereof. In the event Buyers are required to withhold or deduct an amount for or on account of Tax from any payment due under this Agreement, the amount deducted or withheld shall be treated as paid to Sellers for all purposes of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Except as otherwise disclosed to Buyers in the Disclosure Schedules (but subject to Section 11.7), Sellers hereby represent and warrant, jointly and severally, to Buyers as of the date of this Agreement (except where such representation or warranty is made as of another specific date), as follows:

Section 3.1 Organization

Each Seller is a limited partnership that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, be materially detrimental to such Seller’s ability to perform its obligations to consummate the Transactions. Sellers have made available to Buyers true, correct and complete copies of all existing Organizational Documents of Sellers.

Section 3.2 Authorization; Enforceability

Each Seller has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which each Seller is or will be a party at the Closing, as applicable, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents required to be executed and delivered by each Seller and the consummation of the Transactions have been duly and validly authorized and approved by all necessary limited partnership action on the part of each Seller, and no other authorization on the part of either Seller is necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which either Seller is a party have been, or will be at Closing, duly and validly executed and delivered by each Seller, as applicable, and constitutes, or will constitute at Closing, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at equity or law) (such laws and principles being referred to herein as “Creditors’ Rights”).

Section 3.3 No Conflict

The execution and delivery of this Agreement and the other Transaction Documents by each Seller and the consummation of the Transactions by each Seller, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a) violate or conflict with any terms, conditions or provisions of the Organizational Documents of each Seller;

(b) violate, conflict with or breach any term or provision of any Law applicable to any Seller;

(c) require any filing or registration with, or consent, approval, authorization of, or notice to, any Governmental Authority;

(d) require any consent under or constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of modification, termination, acceleration or cancellation of or any other preferential rights with respect to any Contract to which each Seller or any of its assets, properties or businesses is or are bound; or

(e) result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Membership Interests;

except, with respect to clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to such Seller’s ability to perform its obligations to consummate the Transactions.

Section 3.4 Litigation

As of the date hereof, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against Sellers that (a) questions the validity of this Agreement, the other Transaction Documents, the Transactions, or any action taken or to be taken by each Seller in connection with, or which seeks to enjoin, this Agreement or the other Transaction Documents or (b) would reasonably be expected, individually or in the aggregate, to be materially detrimental to the ability of each Seller to perform its obligations hereunder or to consummate the Transactions. As of the date hereof, there are no Orders or unsatisfied judgments issued by any Governmental Authority binding on any Seller that would reasonably be expected, individually or in the aggregate, to be materially detrimental to the ability of any Seller to perform its obligations to consummate the Transactions.

Section 3.5 Brokers’ Fees

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from the Company or any Company Subsidiary in connection with the Transactions.

Section 3.6 Ownership of Membership Interests

Each Seller has good title to, holds of record, and owns beneficially, the Membership Interests set forth opposite its name on Schedule 3.6, free and clear of any Liens (other than (a) restrictions on transfer that may be imposed by state or federal securities Laws and (b) restrictions on transfer that are set forth in the Company LLC Agreement). The Membership Interests being acquired from Sellers constitute 100% of the issued and outstanding membership interests in the Company. Upon consummation of the Transactions, Buyers will be the sole members of the Company and will hold of record, and own beneficially, title to all of the Membership Interests, free and clear of any Liens other than (x) restrictions on transfer that may be imposed by state or federal securities Laws, (y) restrictions on transfer that are set forth in the Company LLC Agreement and (z) Liens created by Buyers.

Section 3.7 Independent Investigation

EACH SELLER ACKNOWLEDGES AND AGREES THAT IT HAS, WITHOUT RELIANCE ON BUYERS (EXCEPT WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYERS SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE DELIVERED BY BUYERS PURSUANT TO THIS AGREEMENT), MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING (A) SEMG, (B) THE COMMON SHARES, (C) THE FINANCIAL CONDITION, PROSPECTS AND PROPERTIES OF SEMG, AND (D) THE TRANSACTIONS. EACH SELLER FURTHER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY BUYERS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND IN ANY CERTIFICATE DELIVERED AT CLOSING. AS OF THE DATE OF THIS AGREEMENT, TO THE KNOWLEDGE OF SELLERS, NONE OF THE REPRESENTATIONS AND WARRANTIES OF BUYERS MADE IN THIS AGREEMENT ARE INACCURATE OR UNTRUE (INCLUDING ANY KNOWLEDGE OF MATERIAL ERRORS IN OR MATERIAL OMISSIONS FROM THE SCHEDULES) AND BUYERS ARE NOT IN BREACH OF ANY AGREEMENT OR COVENANT IN THIS AGREEMENT.

Section 3.8 Investment Representation

Each Seller is acquiring the Common Shares for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. Each Seller acknowledges that it can bear the economic risk of its investment in the Common Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Common Shares. Each Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Each Seller understands that neither the offer nor sale of the Common Shares has been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Common Shares are subject to substantial restrictions on transfer, that all of the Common Shares will be characterized as “restricted securities” under federal securities Laws, and that, under such Laws and applicable regulations, none of the Common Shares can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

Article IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES

Except as otherwise disclosed to Buyers in the Disclosure Schedules (but subject to Section 11.7), Sellers hereby represent and warrant, jointly and severally, to Buyers as of the date of this Agreement (except where such representation or warranty is made as of another specific date), as follows:

Section 4.1 Organization

The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as presently being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole. Sellers have made available to Buyers true, correct and complete copies of all existing Organizational Documents of the Company.

Section 4.2 No Conflict

The execution and delivery of this Agreement and the other Transaction Documents by Sellers and the consummation of the Transactions by Sellers, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 4.2 (collectively, the “Company Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a) violate or conflict with any terms, conditions, or provisions of the Organizational Documents of the Company or any Company Subsidiary;

(b) violate, conflict with or breach any term or provision of any Law applicable to the Company or any Company Subsidiary;

(c) require any material (i) filing or registration with, or (ii) consent, approval or authorization of, or notice to, any Governmental Authority;

(d) require any consent under or constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of modification, termination, acceleration or cancellation of, any material Contract to which the Company or any Company Subsidiary, or their assets, properties or businesses, are bound (or result in any Person having the right to exercise any preferential purchase or other right to acquire any asset of the Company or any Company Subsidiary); or

(e) result (with or without notice or lapse of time or both) in the creation of any Lien on the assets of the Company or any Company Subsidiary or under any Contract to which the Company or any Company Subsidiary, or their assets, properties or businesses, is or are bound;

except, with respect to clauses (b), (d) and (e), for such violations, conflicts, consents, approvals, authorizations, defaults, breaches, terminations, accelerations or cancellations, or failures to make any such filing, obtain any such consent, approval or authorization or provide any such notice, which would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the

Company and the Company Subsidiaries, taken as a whole. None of the Sellers, the Company nor any of their respective Affiliates have any obligation to any Person to provide such Person or any third Person the opportunity to participate in any of the transactions contemplated hereby.

Section 4.3 Capitalization; Subsidiaries

(a) The Membership Interests constitute all of the issued and outstanding limited liability company interests in the Company, and no Membership Interests have been reserved for issuance upon exercise of outstanding options, warrants, convertible securities or other similar rights. Except as provided in the Company LLC Agreement, there are (i) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Membership Interests, (ii) no options, appreciation rights, warrants, convertible securities, unit appreciation, phantom unit, profit participation or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests (or other equity interests) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any limited liability company interests (or other equity interests) of the Company or any of its Subsidiaries, or (iii) no voting trusts or other voting or similar agreements or understandings with respect to the Membership Interests. The Membership Interests can be lawfully transferred and conveyed to Buyers, subject to the terms and conditions set forth in this Agreement.

(b) Schedule 4.3(b) sets forth for each Company Subsidiary (i) its name and jurisdiction of organization and (ii) the names of the holders of equity or other interests, and the percentage held by such holder. Each Company Subsidiary is a limited liability company or other legal entity duly organized, validly existing and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole. Each Company Subsidiary has the requisite corporate or other organizational power to own, use or lease its properties and to carry on its business as it is now being conducted in all material respects. All of the issued and outstanding equity or other interests of each Company Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable, as applicable; and there are no outstanding or authorized rights of any Person that could require any Company Subsidiary to issue or sell any of its equity or other ownership interests. Sellers have made available to Buyers true, correct and complete copies of all existing Organizational Documents of each Company Subsidiary.

(c) Except for the Company’s ownership interests in each of the Company Subsidiaries set forth on Schedule 4.3(c), the Company does not own any direct or indirect equity ownership, participation or voting right or interest in any other Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights) or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights or Contracts in or issued by any other Person.

Section 4.4 Financial Statements; Undisclosed Liabilities

(a) Schedule 4.4(a) sets forth true, correct and complete copies of (i) the audited balance sheet and related audited statements of income and cash flow of BGCT LLC and its Subsidiaries as of and for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, and the related notes thereto, and (ii) the unaudited balance sheet and related unaudited statements of income and cash flow of BGCT LLC and its Subsidiaries as of and for the period from January 1, 2017 through the BGCT Financial Statement Date, in each case prepared in accordance with GAAP (collectively, the “BGCT Financial Statements”). Except as described in the notes thereto, the BGCT Financial Statements, together with the related notes and schedules thereto, have been and any financial statements of BGCT LLC delivered by Sellers following the date hereof in accordance with Section 6.12 shall be, prepared in conformity with GAAP applied on a consistent basis and fairly present, in all material respects, the financial position and the assets and liabilities and the results of operations of BGCT LLC and its Subsidiaries as of the respective dates thereof or for the respective periods set forth therein; provided, however, that the unaudited financial statements of BGCT LLC and its Subsidiaries are subject in all respects to year-end adjustments and do not contain all footnotes and schedules required in audited financial statements, none of which, individually or in the aggregate, are material.

(b) (i) The audited balance sheet and related audited statements of income and cash flow of the Company and the Company Subsidiaries as of and for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, and the related notes thereto delivered by Sellers in accordance with Section 6.12, and (ii) the Q1 Financial Statements and, to the extent delivered, the Q2 Financial Statements, delivered by Sellers in accordance with Section 6.12 in each case prepared in accordance with GAAP and Regulation S-X and Regulation S-K promulgated under the Securities Act (collectively, the “Company Financial Statements”), shall be true, correct and complete copies of such Company Financial Statements. Except as described in the notes thereto, the Company Financial Statements, together with the related notes and schedules thereto, will be prepared in conformity with GAAP applied on a consistent basis (except in the case of unaudited financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the financial position and the assets and liabilities and the results of operations of the Company and the Company Subsidiaries as of the respective dates thereof or for the respective periods set forth therein; provided, however, that the Q1 Financial Statements and, if delivered, the Q2 Financial Statements, will be subject in all respects to year-end adjustments and will not contain all footnotes and schedules required in audited financial statements, none of which, individually or in the aggregate, shall be material.

(c) The Company (i) has no assets other than the outstanding equity interests of BGCT LLC and its Subsidiaries, (ii) has no operations other than immaterial activities incidental to the ownership of such equity interests, (ii) is not a party to any Contract other than the organizational documents of BGCT LLC and (ii) has no liability, obligation or contingency of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise that would be required to be disclosed on a balance sheet in accordance with GAAP.

(d) Except as set forth in the BGCT Financial Statements or on Schedule 4.4(d), neither the Company nor any Company Subsidiary has any liability, obligation or contingency of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except for liabilities, obligations or contingencies that, (i) have been incurred in connection with the Transactions or are otherwise permitted after the signing of this Agreement pursuant to Section 6.1, (ii) are accrued or reserved against in the Latest BGCT Balance Sheet, (iii) were incurred after the BGCT Financial Statements Date in the ordinary course of business and consistent with past practice or (iv) would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership, including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person or any other off-balance sheet financing arrangements.

Section 4.5 Real Property

(a) Schedule 4.5(a) lists all material real property pursuant to which the Company or the Company Subsidiaries leases real property, as a lessee or sublessee, for use in connection with the Business (all such leased real property, the “Leased Real Property” and, all such listed leases collectively, the “Material Leases”). A true and complete copy of each of the Material Leases, as amended to date, has been furnished or made available to Buyers. Except as would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole: (i) the Company or Company Subsidiary party to such Material Lease holds a valid leasehold interest pursuant to such Material Lease free and clear of all Liens except Permitted Liens, (ii) each Material Lease is in full force and effect and, to the Knowledge of Sellers, constitutes a binding obligation of each other party thereunder, enforceable against such other party in accordance with its terms, subject to Creditors’ Rights, and (iii) no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute a material default under any Material Lease by the Company or any Company Subsidiary or, to the Knowledge of Sellers, by any other party to any Material Lease.

(b) Schedule 4.5(b) lists all real property owned in fee simple by the Company (the “Owned Real Property” and together with the Leased Real Property, the “Company Real Property”). Except as would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, the Company or the Company Subsidiaries, as applicable, have good, valid and marketable fee simple title to all of the Owned Real Property free and clear of any Lien other than Permitted Liens. With respect to the Owned Real Property, there is no pending or, to the Knowledge of Sellers, threatened or contemplated condemnation or similar Proceeding, or any sale or other disposition of any Owned Real Property or any part thereof in lieu of condemnation.

(c) Except (i) as would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (ii) as otherwise set forth in Schedule 4.5(c) and (iii) for Permitted Liens, the Company and the Company Subsidiaries have sufficient real property interests in all easements, rights-of-way, options, real property licenses, surface leases, crossing agreements or other similar agreements (collectively, “Rights-of-Way”) as are sufficient to operate the Business as it is conducted on the date hereof. To the Knowledge of Sellers, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any material rights thereunder or would result in any material impairment of the rights of the holder of any such Rights-of-Way.

(d) Except (i) as would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (ii) as set forth in Schedule 4.5(d) and (iii) for Permitted Liens, (A) neither the Company nor any of the Company Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Company Real Property and (B) to the Knowledge of Sellers, the Owned Real Property is in compliance in all material respects with any applicable building and zoning codes, deed restrictions, ordinances and rules.

(e) The Company Real Property and the Rights-of-Way are the only real property and interests in real property that are necessary and material to the conduct of the Business as currently operated.

Section 4.6 Litigation. Except as set forth in Schedule 4.6, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against the Company or any of the Company Subsidiaries (a) as of the date hereof, that questions the validity of this Agreement, the other Transaction Documents or the Transactions or any action taken or to be taken by the Company or any Company Subsidiary in connection with, or which seeks to enjoin, this Agreement or the other Transaction Documents or the Transactions or (b) that would reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole. There are no Orders or unsatisfied judgments issued by any Governmental Authority, pending against the Company or the Company Subsidiaries that would reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company or any of the Company Subsidiaries, taken as a whole.

Section 4.7 Taxes

Except as set forth on Schedule 4.7:

(a) all material Tax Returns required to be filed by, or with respect to, the Company and the Company Subsidiaries have been timely filed (taking into account any valid extensions for filing), and each such Tax Return is true, correct and complete in all material respects;

(b) all material Taxes owed by the Company and the Company Subsidiaries or material Taxes for which the Company or any Company Subsidiary may be liable that are or have become due have been timely paid in full;

(c) there are no Liens on any of the assets of the Company or the Company Subsidiaries that have arisen as a result of any failure (or alleged failure) to pay any Taxes, except for Liens for current period Taxes that are not yet due and payable;

(d) all material Tax withholding and deposit requirements imposed on or with respect to the Company and the Company Subsidiaries have been satisfied in full in all material respects;

(e) there is no written claim pending by any applicable Tax Authority in connection with any material Tax of the Company or the Company Subsidiaries, none of the material Tax Returns of the Company or the Company Subsidiaries is under audit by any Tax Authority, and no written claim has been made by any Tax Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is or may be subject to taxation or required to file a Tax Return in that jurisdiction;

(f) none of the Company or any Company Subsidiary is a party to any Tax allocation or sharing arrangement that would survive the Closing (other than any commercial agreement the primary subject matter of which is not Tax matters);

(g) the Company is, and has been since its inception, properly classified for federal income Tax purposes as a partnership, and each Company Subsidiary is, and has been since its inception, properly classified for federal income Tax purposes as a disregarded entity;

(h) none of the Company or any Company Subsidiary has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law) other than the members of the Consolidated Group of which the Company and the Company Subsidiaries are the sole members (the “Company Consolidated Group”), by Contract or otherwise (other than as a result of any commercial agreement the primary subject matter of which is not Tax matters), or as a transferee or successor, and none of the Company or any Company Subsidiary has ever been a member of a Consolidated Group (other than the Company Consolidated Group); and

(i) the aggregate amount of the unpaid Tax liabilities of the Company and the Company Subsidiaries for all Tax periods ending on or before March 31, 2017, are reflected on the Company Financial Statements as of the dates thereof, and the Company and the Company Subsidiaries will not incur any Taxes outside the ordinary course between the date of this Agreement and the Closing.

Section 4.8 Absence of Changes

Except as otherwise disclosed in Schedule 4.8 or as contemplated by this Agreement:

(a) since January 1, 2017 through the date hereof (i) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any change, event, occurrence, effect, circumstance, development or condition, actual or threatened, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (which, solely for the purposes of Section 4.8(a)(i), does not include the carveouts contained in clauses (i) to (v) and (vii) to (xiii) in the definition of Material Adverse Effect); and

(b) since March 31, 2017 through the date hereof there has not been any act or omission by the Company or the Company Subsidiaries (to the extent related to the Business) that, if taken during the period from the date of this Agreement through the Closing Date without Buyers’ consent, would constitute a breach of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xiv), (xv), (xvi), (xvii), or (xix) of Section 6.1(b).

Section 4.9 Contracts

(a) Schedule 4.9(a) sets forth a list as of the date of this Agreement of the following Contracts to which the Company or a Company Subsidiary is a party (the Contracts listed on Schedule 4.9(a) that meet the descriptions in this Section 4.9(a) being collectively and together with all amendments thereto, the “Material Contracts”):

(i) any material agreement, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, equity interests or material assets or any Owned Real Property (whether by merger, sale of equity interests, sale of assets or otherwise);

(ii) any Contract that (A) materially restricts the Company or any Company Subsidiary from engaging in any material line of business, developing or distributing products or services, or obligates the Company or any of the Company Subsidiaries not to compete with another Person or in any geographic area in any material respect or during any period of time or (B) contains material exclusivity obligations or restrictions binding on the Company or any of the Company Subsidiaries;

(iii) any Contract, including those relating to storage, throughput, terminal access, carriers or exchange arrangements, involving commitments to the Company or any Company Subsidiary for terms of twelve (12) months or longer and that involve annualized payments to the Company or any Company Subsidiary of more than $5,000,000 or total payments to the Company or any Company Subsidiary of more than $10,000,000 in the aggregate, and that are not terminable by the Company or any Company Subsidiary by their terms, without penalty, on sixty (60) days or less notice;

(iv) any Contract that involves the performance of services for, or delivery of goods or materials to, the Company or any of the Company Subsidiaries during the twelve (12) month period immediately prior to the date hereof in an amount or with a value in excess of $5,000,000;

(v) any Contract under which the Company or any Company Subsidiary has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness with a principal amount in excess of $10,000,000 or (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure such Indebtedness, or agreed to any restriction or limitation on distributions, dividends or return on equity, or extended credit to any Person in an amount, individually or in the aggregate, in excess of $10,000,000 of committed credit (excluding trade receivables);

(vi) any Contract relating to any outstanding commitment for capital expenditures in excess of $10,000,000;

(vii) any Contract containing most favored nation pricing provisions or granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any assets (other than inventory in the ordinary course of business) in each case in an amount in excess of $5,000,000;

(viii) any partnership, joint venture, limited liability company or other similar Contracts;

(ix) any Contract with respect to the employment of or consulting by any officer, individual employee or other person in excess of $200,000;

(x) except as set forth in Schedule 4.9(a)(x), there are no HFOTCO Change of Control Arrangements;

(xi) any Contract to which a Governmental Authority, or a Representative of a Governmental Authority is a party;

(xii) except for Contracts entered into in the ordinary course of business consistent with past practice, any Contract providing for indemnification of any Person by the Company or any Company Subsidiary arising out of any acquisition or disposition of assets or securities comprising a business or division of any Person of or by the Company or any Company Subsidiary in the last three years; or

(xiii) any Contract containing an exclusive license to Intellectual Property (whether or not such license is limited to a geographic area or field) that is a material asset of the Company or any Company Subsidiary.

(b) Except as described in Schedule 4.9(b) or as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, each Material Contract is valid and in full force and effect according to its terms and constitutes a valid and legally binding obligation of the Company or the applicable Company Subsidiary and, to the Knowledge of Sellers, of each other party thereto, is enforceable against such Company or applicable Company Subsidiary and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms (but subject, in all cases, to Creditors’ Rights). With respect to the Material Contracts, neither the Company, any Company Subsidiary nor, to the Knowledge of Sellers, any other party to any such Material Contract is in material breach or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by the Company, any Company Subsidiary or, to the Knowledge of Sellers, any other party, in each case. Sellers have made available to Buyers true, correct and complete copies of all Material Contracts, together with all amendments, modifications or supplements thereto.

(c) Schedule 4.9(c)(i) sets forth a true and complete list of all current authorizations for expenditure of the Company and the Company Subsidiaries with respect to the capital projects identified on Schedule 4.9(c)(ii).

Section 4.10 Permits; Compliance with Laws

(a) Except as disclosed in Schedule 4.10, (i) the Company and the Company Subsidiaries have all material Permits issuable by Governmental Authorities and required thereby for the operation of the Business, (ii) all such Permits are in full force and effect in all material respects and no Proceeding is pending, nor to Sellers’ Knowledge threatened, to suspend, revoke, or terminate any such Permit or declare any such Permit invalid, and (iii) the Company and the Company Subsidiaries are and since April 30, 2013 have been in compliance in all material respects with all material Laws applicable to them. Schedule 4.10 sets forth a true and complete list of all pending applications for material Permits issuable by Governmental Authorities that are required thereby for the operation of the Business. All such applications (x) have been prepared and submitted in compliance in all material respects with applicable Laws and (y) no such application has been denied or, to Sellers’ Knowledge, threatened to be denied by any Governmental Authority. The Company and the Company Subsidiaries have used reasonable best efforts to obtain the items set forth on Schedule 4.10(a) as promptly as practicable. Sellers are not making any representation or warranty in this Section 4.10 with respect to any Taxes, employee benefit matters or any environmental matters with respect to the Company or the Business, it being agreed that such matters are exclusively addressed in Section 4.7, Section 4.11 and Section 4.13, respectively.

(b) Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, Employees or agents (the “Company Group”) has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to any Person to secure any improper advantage or to obtain or retain business that would cause the Company or any Company Subsidiaries to be in violation in any material respect of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other anti-corruption or anti-bribery law or regulation applicable to the Company Group (collectively with the FCPA, the “Anti-corruption Laws”). No member of the Company Group has received a written request for information from, any Governmental Authority regarding Anti-corruption Laws.

Section 4.11 Employee Benefit Plans

(a) Schedule 4.11 lists all Employee Benefit Plans sponsored, maintained or contributed to by the Company and the Company Subsidiaries or with respect to which the Company and the Company Subsidiaries have any obligations or liability (each a “Company Benefit Plan” and collectively the “Company Benefit Plans”).

(b) True, correct and complete copies of each of the Company Benefit Plans, and related trusts and services agreements, if applicable, including all amendments thereto, have been made available to Buyers. There has also been made available to Buyers, with respect to each Company Benefit Plan and to the extent applicable: (i) the two most recent annual or other reports filed with each governmental authority, (ii) the insurance Contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, (iv) the two most recent audited accounts and actuarial reports or valuations required to be prepared under applicable law and (v) the most recent determination letter, opinion letter or advisory letter issued by the IRS.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable and current determination letter from the IRS as to such qualified status and to the Knowledge of Sellers no event has occurred since the date of the most recent determination letter that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, each Company Benefit Plan has been operated in compliance with and complies and has at all times complied in form and in operation with the requirements of the Code, ERISA, and other applicable material Laws.

(d) As of the date hereof, there are no material Proceedings pending, or to the Knowledge of Sellers, threatened, with respect to any Company Benefit Plan and there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Authority or similar body, in each case, except as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole.

(e) Other than the Company Pension Plan, during the past six years, neither the Company nor any Company Subsidiary or any other Person that, together with the Company or a Company Subsidiary, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) has sponsored, maintained contributed to or has had any actual or potential liability with respect to any Employee Benefit Plan that is (i) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or (ii) is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). With respect to each Employee Benefit Plan that is sponsored, maintained or contributed to by the Company, any Company Subsidiary or by any ERISA Affiliate, except as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company

Subsidiaries: (A) no withdrawal liability under Section 4201 of ERISA or any liability to the PBGC has been incurred by the Company, any Company Subsidiary or an ERISA Affiliate and not been satisfied, (B) all contributions (including installments) to each such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, (C) each such plan has been funded, maintained and operated in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents, (D) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Reg. § 4043.1 et seq., promulgated by the PBGC, have not been waived) has occurred within the past six (6) years, and (E) no liability (including liability pursuant to Section 4069 of ERISA but excluding premiums to the PBGC due but not yet delinquent) under Title IV of ERISA has been or is reasonably expected to be incurred. As of the Company Financial Statements Date, to the Knowledge of Sellers, the liabilities of the Company Pension Plan (as determined on a projected benefit obligation basis based on the assumptions used to fund such plan) do not exceed the fair market value of the assets of such plan by more than $9,291,714. Since the Company Financial Statements Date, no benefits under the Company Pension Plan have been increased nor has there been any promise to increase any such benefits, other than increases in benefits as a result of incremental vesting by existing plan participants pursuant to the terms of the Company Pension Plan in effect as of the Company Financial Statements Date. Neither the Company, any Company Subsidiary, nor, to the Knowledge of Sellers, any of their respective Employees or Representatives have made any statement, promise or other communication, which would limit the ability of the Company to terminate the Company Pension Plan or to amend the Company Pension Plan to freeze such plan as to future benefit accruals.

(f) In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein, or under the Company Benefit Plans or under any other Contract or arrangement that, in the aggregate, would be reasonably likely to result in adverse tax treatment under Code Sections 280G and 4999 of the Code (determined without regard to the exceptions contained in Code Sections 280G(b)(4) and 280G(b)(5) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(g) The execution and delivery of this Agreement and the consummation of the Transactions (either alone or in combination with any other event) will not, except as set forth on Schedule 4.11(g), (i) require any of the Company or any Company Subsidiary to make a larger contribution to, or pay greater compensation, payments or benefits under any Company Benefit Plan, (ii) create or give rise to any additional vested rights or service credits under any Company Benefit Plan, (iii) accelerate the time of vesting, payment or funding of any amount or benefit due pursuant to any Company Benefit Plan or (iv) limit the ability to amend or terminate any Company Benefit Plan.

Section 4.12 Labor

(a) Schedule 4.12(a) identifies:

(i) for each Employee who provides services to the Company or any Company Subsidiary, his or her: (A) name; (B) date of hire; (C) job title/position; (D) status as exempt or non-exempt under the Fair Labor Standards Act, as amended; (E) annualized salary or hourly wage; (F) any other compensation payable or potentially payable during 2016 and 2017 to date to such person (including housing allowances, bonuses, deferred compensation, incentives, profit-sharing or commission arrangements or other compensation), as applicable; and (G) leave of absence status (including start date of any leave and expected return date);

(ii) all presently outstanding loans and advances made by the Company to, or made to the Company by, any current or former employee of the Company or any Company Subsidiary or individual contractor of the Company;

(iii) any Employee subject or party to any employment, severance, retention, bonus, change in control or other Contract; and

(iv) other than those individuals set forth in Schedule 4.12(a), no individual is employed by the Company.

(b) Schedule 4.12(b) contains a list of each independent contractor and consultant providing services to the Company or any Company Subsidiary and, with respect to each, his or her: name, employing entity, compensation details and description of services provided. Other than those individuals set forth in Schedule 4.12(b), no individual provides services to the Company or any Company Subsidiary in the capacity of an independent contractor or consultant.

(c) Neither the Company nor any of the Company Subsidiaries is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union and there is no collective bargaining or other labor union agreement applicable to or being negotiated with any of the employees of the Company or the Company Subsidiaries and, to the Knowledge of Sellers, there has been no union organizing activity affecting, or union representation questions involving, the employees of the Company or the Company Subsidiaries since April 30, 2013.

(d) There is no Proceeding by or on behalf of any Employee, prospective employee, former employee, independent contractor, prospective independent contractor, former independent contractor, labor organization or other representative of the employees of the Company or the Company Subsidiaries pending or, to Sellers’ Knowledge, threatened, that would reasonably be expected to be, individually or in the aggregate, materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are, and have at all times since April 30, 2013, been in compliance with all applicable Laws, agreements, Contracts, policies, plans, and programs relating to the employment of labor, including employment and labor practices, employment policies (including practices or policies relating to compensation, overtime pay, benefits, hours, breaks, leaves of absence, terms and conditions of employment, payment of wages, employee and independent contractor classification, recordkeeping, immigration, severance, termination of employment, occupational safety and health, non-discrimination, non-retaliation, workers’ compensation, the payment of employee welfare and retirement benefits, and the full payment of all required social security contributions and Taxes) except as would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is subject to any unsatisfied or current judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Authority relating to claims of discrimination, wage or hour practices, Fair Labor Standards Act compliance, employee or independent contractor classification or other claims in respect of employment or labor practices and policies except for those Orders that would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole.

(e) All wages, bonuses, fees, charges and other compensation due, if any, and payable as of the Closing to the Employees, to any independent contractors and consultants providing services to the Company or any Company Subsidiary, and to all former employees of, and independent contractors and consultants who formerly provided services to, the Company or any Company Subsidiary, have been paid in full, or will be paid in full to such individuals prior to the Closing.

(f) To the Knowledge of Sellers, there are no facts that would indicate that any Employee will not continue in the employ of the Company or Company Subsidiary, as applicable, following the Closing, except as set forth on Schedule 4.12(f). Neither the Company nor any Company Subsidiary has entered into, or is currently negotiating, any employment, consulting, severance, retention, bonus, change of control, termination pay or similar Contract with any Employee, either express or implied, and neither the Company nor any Company Subsidiary has any outstanding offer with respect to any such agreement or matter, in each case other than the HFOTCO Change of Control Arrangements. The Company and the Company Subsidiaries have no outstanding or future obligations under any Contract with any former employee or individual who provided services as an independent contractor.

(g) Except as set forth on Schedule 4.12(g), each Employee is employed (i) by the Company and (ii) on an “at will” basis, and all Contracts with independent contractors may be terminated by the Company or any Company Subsidiary, as applicable, without notice or penalty. Additionally, no Employee has received or requires any visa or work permit in connection with his or her employment by or services provided to the Company or any Company Subsidiary.

(h) There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws) with respect to the Company or any of the Company Subsidiaries at any time within the six (6) months preceding the date of this Agreement.

(i) Except as set forth on Schedule 4.12(i), since December 31, 2016, there have been no increases in the total compensation or rate of compensation (including housing allowances, bonuses, deferred compensation, incentives, profit sharing, commission arrangements or other compensation) payable by the Company to any Employee.

Section 4.13 Environmental Matters

(a) Except as set forth in Schedule 4.13:

(i) The Company and the Company Subsidiaries have complied since April 30, 2013, and currently are in compliance, with all applicable Environmental Laws, which compliance includes the possession of and compliance with the terms and conditions of any Permits required under applicable Environmental Laws to operate the Business and currently there are no unbudgeted capital or operating expenditures to achieve or maintain such continued compliance with Environmental Laws and any Permit issued thereunder.

(ii) The Company and the Company Subsidiaries have not received written notice of any pending or, to Sellers’ Knowledge, threatened Environmental Claim against the Company or the Company Subsidiary which remains unresolved, including with respect to any Off-Site Environmental Matter.

(iii) Since April 30, 2013, the Company and the Company Subsidiaries have caused no Release of Hazardous Materials in violation of any Environmental Laws, or in a manner that would reasonably be expected to result in liability, including, for the avoidance of doubt, any Off-Site Environmental Matters to the Company or the Company Subsidiaries under any Environmental Law, and, to Sellers’ Knowledge, no former owner of the Business or Facility has caused a Release of Hazardous Materials in violation of any Environmental Laws that remains unresolved or resulted in an Off-Site Environmental Matter.

(iv) Sellers have furnished or made available to Buyers complete and accurate copies of all material and non-privileged environmental audits, assessments, reports, studies, analyses and correspondence on compliance with or liability under Environmental Laws (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials) that are in Sellers’ possession or control and relating to the Business or the Facility.

(b) This Section 4.13 contains the sole and exclusive representations and warranties of Sellers relating to Environmental Laws and Hazardous Materials.

Section 4.14 Insurance

Schedule 4.14 sets forth a true and complete list of all material policies and insurance Contracts under which the Company and any Company Subsidiaries are insured as of the date of this Agreement (the “Insurance Policies”) and includes a true and correct description of (a) the type of insurance, (b) the limits of liability, and (c) deductibles, in each case as of April 1, 2017. Except as set forth on Schedule 4.14 or as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (i) all Insurance Policies under which the Company and any Company Subsidiaries are insured are in full force and effect in accordance with their terms and, to the Knowledge of Sellers, no notice of cancelation or non-renewal of any such policies has been received, (ii) there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of any such policy, and (iii)

the Company and the Company Subsidiaries are, and since April 1, 2017 have been, insured with respect to the assets and Business in such amounts and against such risks as are sufficient for compliance with Laws and as are reasonably adequate to protect the assets and Business and the conduct of the Business in accordance with customary industry practice.

Section 4.15 Intellectual Property

Except as disclosed on Schedule 4.15 or as would not reasonably be expected, individually or in the aggregate, to be materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own, or have the right to use, for their respective businesses, all Intellectual Property currently used in connection with the Business.

Section 4.16 Personal Property

Except as otherwise disclosed on Schedule 4.16 or as would not reasonably expected to be, individually or in the aggregate, materially detrimental to the Business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (a) all tangible personal property used or held for use by the Company or the Company Subsidiaries in connection with the Business is owned or leased by the Company or the Company Subsidiaries, (b) as to such tangible property that is owned by the Company or the Company Subsidiaries, the Company’s, or the Company Subsidiaries’, as applicable, title to such property is free and clear of all Liens except Permitted Liens, (c) as to such tangible personal property that is leased by the Company, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by the Company or (to the Knowledge of Sellers) any other party thereto under any such lease, (d) all tangible personal property used in connection with the Business is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the ordinary course of business of the Company and the Company Subsidiaries, and remains in suitable and adequate condition for use consistent with its primary use, and (e) neither Sellers nor the Company or the Company Subsidiaries have deferred maintenance of any tangible personal property in contemplation of the Transactions.

Section 4.17 Transactions with Affiliates and Employees

Except as set forth in Schedule 4.17, (a) no member, manager, partner, director, shareholder, officer, or Affiliate of Sellers, the Company or the Company Subsidiaries or any associate thereof is presently, directly or indirectly, a party to any transaction with the Company or the Company Subsidiaries (other than for services as employees, managers, officers and directors) providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such member, manager, director, partner, shareholder, officer or Affiliate, or associate thereof, other than ordinary course commercial arrangements on arms’-length terms, and (b) there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of Indebtedness by any Seller, Company or Company Subsidiary in favor of any member, manager, partner, director, shareholder, officer or Affiliate or any associate thereof. For purposes of this Section 4.17, only, an “associate” of any member, manager, partner, director, shareholder, officer or Affiliate means

(i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such member, manager, partner, director, shareholder, officer or Affiliate or (ii) any Person in which such member, manager, partner, director shareholder, officer, Affiliate or associate thereof has a substantial ownership or beneficial interest or is a director, officer, partner, or trustee or person holding similar position.

Section 4.18 Books and Records

All books and records relating to the operation of the Business and ownership of the assets by the Company and the Company Subsidiaries have been maintained in the ordinary course of business in accordance with applicable Law in all material respects.

Section 4.19 No Other Business

Other than the Business as conducted on the date of this Agreement, as of the date of this Agreement neither the Company, nor any of the Company Subsidiaries conduct any other material business, operation or activity.

Section 4.20 Capital Expenditures

As of the date hereof, except as set forth on Schedule 4.20, to Sellers’ Knowledge, the Capex Schedules accurately reflect the good faith belief of Sellers as to the costs and timing of the activities contemplated thereby. As of the date hereof, except as set forth on Schedule 4.20, to Sellers’ Knowledge, all activities contemplated by the Capex Schedules that the Company and the Company Subsidiaries have undertaken have been undertaken (a) in accordance with the specifications provided for in such Capex Schedules, including with respect to the costs and timing of such activities, and (b) in a prudent and workman-like manner consistent with customary industry practices and all applicable Laws.

Section 4.21 Customer Inventory

Sellers have provided to Buyers true and complete copies of all month-end inventory reports prepared by the Company or any Company Subsidiary with respect to customer hydrocarbon inventory at the Facility since January 1, 2016. To Sellers’ Knowledge, there are no hydrocarbon inventory losses with respect to any customer of the Facility that are outside the loss allowance permitted under the applicable commercial agreement between such customer and HFOTCO. There are no Proceedings pending or, to Sellers’ Knowledge, threatened with respect to any material customer hydrocarbon inventory losses at the Facility.

Section 4.22 Disclaimer of Additional and Implied Warranties

Notwithstanding anything to the contrary herein, it is the explicit intent of each Party, and the Parties hereby agree, that neither Sellers nor any of their respective Representatives or Affiliates make any representations or warranties of any nature whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Membership Interests, the Company, the Company Subsidiaries, the Company’s assets and properties, or the assets and properties of the Company Subsidiaries in connection with the Transactions except as specifically set forth in Article III or this Article IV.

Article V

REPRESENTATIONS AND WARRANTIES RELATING TO SEMG, HOLDCO AND BUYERS

Except as otherwise disclosed to Sellers in the Disclosure Schedules (but subject to Section 11.7), SEMG hereby represents and warrants to Sellers as of the date of this Agreement (except where such representation or warranty is made as of another specific date), as follows:

Section 5.1 Organization

SEMG, Holdco and each Buyer is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted. SEMG, Holdco and each Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to be materially detrimental to SEMG’s or any Buyer’s ability to perform its obligations hereunder or to consummate the Transactions. SEMG has made available to Sellers true, correct and complete copies of all existing Organizational Documents of SEMG, Holdco and each Buyer.

Section 5.2 Authorization; Enforceability

SEMG and each Buyer has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which SEMG or such Buyer is or will be a party at the Closing and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents required to be executed and delivered by SEMG and each Buyer and the consummation of the Transactions have been duly and validly authorized and approved by all requisite action on the part of SEMG and such Buyer, and no other authorization on the part of SEMG or such Buyer is necessary to authorize this Agreement. This Agreement and the other Transaction Documents to which SEMG or a Buyer is a party have been, or will be at Closing, duly and validly executed and delivered by SEMG or such Buyer and constitute, or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable Creditors’ Rights.

Section 5.3 No Conflict

The execution and delivery of this Agreement and the other Transaction Documents by SEMG and each Buyer and the consummation of the Transactions, assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 5.3 (collectively, the “SEMG Approvals”) required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a) violate or conflict with any terms, conditions or provisions of the Organizational Documents of SEMG or any Buyer;

(b) violate, conflict with or breach any term or provision of any Law applicable to SEMG or any Buyer;

(c) require any filing or registration with, or consent, approval, authorization of, or notice to, any Governmental Authority;

(d) require any consent under, constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of modification, termination, acceleration, cancellation of any material Contract to which SEMG, any Buyer, or any of its respective assets, properties or business are bound (or result in any Person having the right to exercise any preferential purchase or other right to acquire any asset of SEMG or any Buyer); or

except, with respect to clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to be materially detrimental to SEMG’s or such Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

Section 5.4 Litigation

As of the date hereof, there is no Proceeding pending, or to the Knowledge of SEMG, threatened against SEMG or any of its Subsidiaries, (a) that questions the validity of this Agreement, the other Transaction Documents or the Transactions, or any action taken or to be taken by SEMG or any Buyer in connection with, or which seek to enjoin, this Agreement or the other Transaction Documents or (b) that would reasonably be expected, individually or in the aggregate, to be materially detrimental to SEMG’s or any Buyer’s ability to perform its obligations hereunder or to consummate the Transactions. As of the date hereof, there are no Orders or unsatisfied judgments issued by any Governmental Authority binding against SEMG or any Buyer that would reasonably be expected, individually or in the aggregate, to be materially detrimental to SEMG’s or any Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

Section 5.5 Financing; Solvency

(a) SEMG affirms that it is not a condition to the Closing or to any of its or any Buyer’s other obligations under this Agreement that it or any Buyer obtain financing for, or related to, any of the Transactions. SEMG has furnished Sellers with an accurate and complete copy of the executed debt commitment letter, dated as of the date hereof, by and among Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and SEMG, and any fee letter associated with any of the foregoing (which fee letter may be redacted solely with respect to the fees and economic terms therein so long as no redaction covers terms that would adversely affect the amount, availability or termination of, or impose any conditions on the availability of, the HFOTCO Backstop Financing (as defined below) to be funded at the Closing) (such commitment letter and related term sheets, including all exhibits, schedules and annexes thereto and such fee letter, collectively, the “HFOTCO Debt Commitment Letter” and the financing thereunder, the “HFOTCO Backstop Financing”).

The HFOTCO Debt Commitment Letter provides, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the Transactions. The HFOTCO Debt Commitment Letter has not been amended or modified prior to the date hereof and, except as contemplated by Section 6.12, no such amendment or modification is contemplated or pending to the Knowledge of SEMG. As of the date hereof, the respective commitments contained in the HFOTCO Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of SEMG, except as contemplated by Section 6.12, no such withdrawal, termination or rescission is contemplated. There are no side letters or other Contracts relating to the funding or investing, as applicable, of the full amount of the HFOTCO Backstop Financing other than as expressly set forth in the HFOTCO Debt Commitment Letter furnished to the Company pursuant to this Section 5.5. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part SEMG or any of its Affiliates or, to the Knowledge of SEMG, any other Person, in each case under the HFOTCO Debt Commitment Letter. Assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied at Closing and after giving effect to any Refinancing Consents that have previously been obtained, the aggregate amount of cash on hand of SEMG and its Subsidiaries and undrawn revolving commitments available to SEMG and its Subsidiaries under the SEMG Credit Facility, will be sufficient, once involved in, or contributed to, Buyers, for Buyers to pay and satisfy in full (w) the obligations pursuant to this Agreement to pay the Closing Cash Consideration, (x) all other amounts payable at Closing pursuant to Article II, (y) all fees and expenses of SEMG and its Affiliates in connection with the Transactions and (z) all other obligations under this Agreement which are due and payable at Closing. The HFOTCO Debt Commitment Letter is not subject to any conditions precedent related to the funding of the full amount of the HFOTCO Backstop Financing (including pursuant to any flex provisions in the related fee letter or otherwise) other than as set forth expressly therein and are in full force and effect and are the legal, valid, binding and enforceable obligations of SEMG and Buyers and, to the Knowledge of SEMG, each of the other parties thereto, as the case may be, subject to Creditors’ Rights. All commitments and other fees required to be paid under the HFOTCO Debt Commitment Letter prior to the date hereof have been paid in full. As of the date hereof, SEMG has no Knowledge of any reason to believe that any of the conditions to the HFOTCO Backstop Financing will not be satisfied or that the full amount of the HFOTCO Backstop Financing will not be available in full to HFOTCO on the Closing Date, and SEMG is not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions to the HFOTCO Backstop Financing not to be satisfied or the full amount of the HFOTCO Backstop Financing not be available in full.

(b) Assuming the accuracy of the representations and warranties of Sellers contained in this Agreement and satisfaction of the conditions set forth in Section 8.1 and Section 8.2 and that any estimates or projections of the Company and the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the Transactions, SEMG, the Company and each of their respective Subsidiaries (on a consolidated basis) will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company’s Subsidiaries. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the Transactions. The term “Solvency” shall have a correlative meaning. For purposes of the definition of Solvent (A) “debt” means liability on a “claim” and (B) “claim” means (1) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (2) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under then-present conditions for the sale of comparable business enterprises.

Section 5.6 Brokers’ Fees

Except for the fees, costs and expenses set forth on Schedule 5.6, which will be paid by SEMG or Buyers at or prior to the Closing, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from SEMG, Buyers or their respective Subsidiaries in connection with the Transactions.

Section 5.7 Anti-Money Laundering

No funds used by SEMG or any Buyer in connection with the Transactions are derived or obtained from any money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations.

Section 5.8 Investment Representation

Buyers are acquiring the Membership Interests for their own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of the Securities Act. Buyers acknowledges that they can bear the economic risk of their investment in the Membership Interests, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in all of the Membership Interests. Each Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Each Buyer understands that neither the offer nor sale of the Membership Interests has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Membership Interests will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Membership Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

Section 5.9 Capitalization; Valid Issuance

(a) Schedule 5.9 sets forth a list of the authorized, issued and outstanding equity capitalization of SEMG as of the date hereof. All issued and outstanding shares of capital stock or other equity interests of SEMG have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise), except for agreements or obligations with respect to awards granted under SEMG’s employee benefit, stock option, incentive and stock purchase plans. Except as set forth in Schedule 5.9 and except for awards granted or available for issuance under SEMG’s employee benefit, stock option, incentive and stock purchase plans, there are no outstanding and issued equity interests of SEMG and no equity interests of SEMG have been reserved for issuance upon exercise of outstanding options, warrants or other similar rights. Except as set forth in the Organizational Documents of SEMG and except for awards granted under SEMG’s employee benefit, stock option, incentive and stock purchase plans, there are (i) no outstanding obligations of SEMG to repurchase, redeem or otherwise acquire any of the equity interests of SEMG, (ii) no options, warrants, convertible securities, unit appreciation, phantom units, profit participation or other rights, agreements, arrangements or commitments of any character relating to the equity interests or obligating SEMG to issue or sell any of its equity interests and (iii) no voting trusts or other voting or similar agreements or understandings with respect to the equity interests of SEMG.

(b) SEMG owns, and has owned since Holdco’s formation, all of the issued and outstanding equity interests of Holdco, and Holdco owns, and has owned since each Buyer’s formation, all of the issued and outstanding equity interests of each Buyer. All issued and outstanding equity interests of Holdco and each Buyer have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any outstanding options, warrants, subscriptions, puts, calls or other rights, agreements (other than agreements with respect to Holdco relating to liens and related pledges), arrangements or commitments (preemptive, contingent or otherwise). There are no equity interests of Holdco or any Buyer that been reserved for issuance upon exercise of outstanding options, warrants or other similar rights. Except as set forth in the Organizational Documents of Holdco or Buyers, there are (i) no outstanding obligations of Holdco or any Buyer to repurchase, redeem or otherwise acquire any of the equity interests of Holdco or such Buyer, as applicable, (ii) no options, warrants, convertible securities, unit appreciation, phantom units, profit participation or other rights, agreements (other than agreements with respect to Holdco relating to liens and related pledges), arrangements or commitments of any character relating to the equity interests or obligating Holdco or any Buyer to issue or sell any of its equity interests and (iii) no voting trusts or other voting or similar agreements or understandings with respect to the equity interests of Holdco or any Buyer.

(c) The Common Shares being issued hereunder, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than under this Agreement, the Registration Rights Agreement, the Organizational Documents of SEMG and under applicable state and federal securities Laws. The issuance and sale of the Common Shares to Sellers pursuant to this Agreement are not subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in SEMG’s Organizational Documents.

Section 5.10 Financial Statements; Undisclosed Liabilities

(a) Schedule 5.10(a) sets forth true, correct and complete copies of (i) the audited balance sheet and related audited statements of income and cash flow of SEMG as of and for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, and the related notes thereto, and (ii) the unaudited balance sheet and related unaudited statements of income and cash flow of SEMG as of and for the period from January 1, 2017 through the SEMG Financial Statement Date, in each case prepared in accordance with GAAP (collectively, the “SEMG Financial Statements”). Except as described in the notes thereto, the SEMG Financial Statements, together with the related notes and schedules thereto, have been prepared in conformity with GAAP applied on a consistent basis and fairly present, in all material respects, the financial position and the assets and liabilities and the results of operations of SEMG as of the respective dates thereof or for the respective periods set forth therein; provided, however, that the unaudited financial statements of SEMG are subject in all respects to year-end adjustments and do not contain all footnotes and schedules required in audited financial statements, none of which, individually or in the aggregate, are material.

(b) Except as set forth in the SEMG Financial Statements or on Schedule 5.10(b), SEMG does not have any liability, obligation or contingency of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except for liabilities, obligations or contingencies that (i) have been incurred in connection with the transactions contemplated by this Agreement, (ii) are accrued or reserved against in the Latest SEMG Balance Sheet, (iii) were incurred after the SEMG Financial Statement Date in the ordinary course of business and consistent with past practice, or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of SEMG and its Subsidiaries, taken as a whole.

(c) SEMG has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC, since January 1, 2015 (collectively, with any amendments thereto, the “SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the SEC Reports.

(d) SEMG is not a party to, nor does SEMG have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SEMG, on the one hand, and any unconsolidated Affiliate thereof, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements.”

Section 5.11 Absence of Changes

Except as otherwise disclosed in Schedule 5.11 or as contemplated by this Agreement, since March 31, 2017 through the date hereof: (a) the business of SEMG has been conducted in all material respects in the ordinary course consistent with past practice and (b) there has not been any change, event, occurrence, effect, circumstance, development or condition, actual or threatened, that would reasonably be expected, individually or in the aggregate, to be materially detrimental to the business, results of operations or financial condition of SEMG and its Subsidiaries, taken as a whole.

Section 5.12 Prior Activities

Prior to the date hereof, neither Holdco nor any Buyer has engaged in any activities other than customary matters related to the formation and registration of such entities and other routine activities ancillary thereto, including the establishment of bank accounts.

Section 5.13 Independent Investigation

SEMG AND EACH BUYER ACKNOWLEDGES AND AGREES THAT IT HAS, WITHOUT RELIANCE ON SELLERS (EXCEPT WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT TO THIS AGREEMENT), MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING (A) SELLERS, THE MEMBERSHIP INTERESTS, THE ASSETS, OPERATIONS, LIABILITIES, FINANCIAL CONDITION, PROSPECTS AND PROPERTIES OF THE COMPANY, THE COMPANY SUBSIDIARIES AND THE BUSINESS, AND (B) THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SEMG AND EACH BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLERS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND IN ANY CERTIFICATE DELIVERED AT CLOSING. AS OF THE DATE OF THIS AGREEMENT, TO THE KNOWLEDGE OF SEMG, NONE OF THE REPRESENTATIONS AND WARRANTIES OF SELLERS MADE IN THIS AGREEMENT ARE INACCURATE OR UNTRUE (INCLUDING ANY KNOWLEDGE OF MATERIAL ERRORS IN OR MATERIAL OMISSIONS FROM THE SCHEDULES) AND SELLERS ARE NOT IN BREACH OF ANY AGREEMENT OR COVENANT IN THIS AGREEMENT.

Section 5.14 Disclaimer of Additional and Implied Warranties

Notwithstanding anything to the contrary herein, it is the explicit intent of SEMG and each Buyer, and the Parties hereby agree, that neither SEMG or any Buyer nor any of their respective Representatives or Affiliates make any representations or warranties of any nature whatsoever, express or implied, written or oral, including any implied representation or warranty, as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to SEMG or its Subsidiaries, its assets and properties, or the assets and properties of its Subsidiaries in connection with the Transactions except as specifically set forth in this Article V.

Article VI

COVENANTS

Section 6.1 Conduct of Business of the Company

(a) From the date of this Agreement through the Closing, except as expressly provided for in this Agreement, as set forth on Schedule 6.1, as required by applicable Law or as consented to by Buyers in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Company and the Company Subsidiaries to:

(i) conduct the Business in the ordinary course of business (including managing the working capital of the Business in the ordinary course); provided, however, that, notwithstanding anything to the contrary herein, Sellers may make any number and size of distributions of cash on the Membership Interests prior to Closing;

(ii) use commercially reasonable efforts to preserve intact the Business and its overall relationships with customers, employees, suppliers and others having business relationships with the Company or the Company Subsidiaries;

(iii) continue to conduct inspections of customer hydrocarbon inventory and prepare reports in connection with such inspections, in each case, consistent with past practices; and

(iv) continue to use reasonable best efforts to obtain the items set forth on Schedule 4.10(a) as promptly as practicable.

(b) From the date of this Agreement through the Closing, except as expressly provided for in this Agreement, as set forth on Schedule 6.1, as required by applicable Law or as consented to by Buyers in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and without limiting the generality of Section 6.1(a), Sellers shall not permit the Company or the Company Subsidiaries to:

(i) amend their Organizational Documents;

(ii) effect any recapitalization, reclassification, equity interest split, combination or similar change in the capitalization of the Company or any of the Company Subsidiaries or amend any of the terms of any outstanding membership interests of the Company or any of the Company Subsidiaries;

(iii) change their accounting methods, policies or practices in any material respect, except as required by GAAP;

(iv) liquidate, dissolve or otherwise wind up the Company or any of the Company Subsidiaries;

(v) acquire assets or properties with a value in excess of $1,000,000 in the aggregate, except (A) as contemplated by or in accordance with the Capex Schedules, (B) in the ordinary course of business consistent with past practice or (C) for unbudgeted emergency repairs and expenditures;

(vi) sell, assign, transfer, lease or otherwise dispose of assets that are material to the Business, except (A) for obsolete non-current assets or (B) as in the ordinary course of business consistent with past practice;

(vii) engage in any new line of business;

(viii) enter into any Contract that restrains, restricts or limits, in any material respect, the ability of any of the Company, the Company Subsidiaries or the Business to compete with or conduct any business or line of business in any geographic area;

(ix) merge or consolidate with, or purchase substantially all of the assets or businesses of, or equity interests in, any other Person, except as contemplated by the Capex Schedules;

(x) issue, sell or grant any equity interests of the Company or the Company Subsidiaries or rights convertible into, exchangeable for, or evidencing the right to subscribe for the same, or any option, warrant, right or Contract to acquire or subscribe for the same;

(xi) declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to any of the Membership Interests;

(xii) except in the ordinary course of business, enter into any Contract that if in effect on the date hereof would be a Material Contract, or terminate or materially amend, or waive any material right under any Material Contract, except in the ordinary course of business consistent with past practice;

(xiii) incur any Indebtedness in the meaning of clauses (a) and (b) of the definition of “Indebtedness” other than Indebtedness under the Company Credit Facilities not to exceed $25,000,000 in the aggregate;

(xiv) settle, release or compromise any pending or threatened Proceeding against the Company or any Company Subsidiary for cash consideration or value in excess of $1,000,000;

(xv) make a loan, advance or capital contribution to, or other investment in, any other Person (other than any Company Subsidiary) in excess of, individually or in the aggregate, $1,000,000, except as contemplated by the Capex Schedules;

(xvi) increase the compensation or benefits of any officer or salaried Employee, except for any such increases in the ordinary course of business in respect of salaried Employees with compensation of less than $100,000 annually;

(xvii) make or change any material election with respect to Taxes, change any Tax method of accounting or adopt any new Tax method of accounting, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations, enter into any agreement relating to Taxes, including closing agreements with Tax Authorities, or settle or compromise any Tax claim or liability;

(xviii) except as set forth in Schedule 6.1(b)(xviii), establish, adopt, enter into or amend any Employee Benefit Plan or Contract with any labor union or other representative of Employees; grant any severance, termination, change of control or retention pay that is payable by, or attaches any obligation to, the Company or the Company Subsidiaries following the Closing Date; take any action to accelerate the time of payment or vesting of any compensation; enter into any new, or materially amend any existing, employment, consulting, bonus, retention, change of control or severance Contract with any director, officer, employee, independent contractor, or consultant; increase the compensation of any director, officer, employee, independent contractor, or consultant of the Company or the Company Subsidiaries; hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor or change the benefits under the Company Pension Plan;

(xix) mortgage or incur or grant any Liens (other than Permitted Liens) on assets or Company Real Property or the Membership Interests or equity interests of the Company Subsidiaries (other than Permitted Liens); or

(xx) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Access

(a) Prior to the Closing Date, or, if earlier, until the date this Agreement is terminated pursuant to Section 10.1, Sellers shall afford (and shall cause their respective Affiliates, the Company and the Company Subsidiaries to afford) to Buyers and its authorized Representatives reasonable access, during normal business hours, to the properties (including the Facility), books, contracts and records (including all management reports and presentations) of Sellers, the Company and the Company Subsidiaries, and to the appropriate officers and employees of the Company, the Company Subsidiaries and Sellers, in each case, as reasonably requested by Buyers and as may be necessary to assist Buyers in connection with Buyers’ understanding and preparations for integrating the Business into Buyers’ organization following the Closing; provided, however, that such access shall only be upon reasonable advance written notice to Sellers and shall not unreasonably disrupt personnel or operations of the Business and shall be at Buyers’ sole cost and expense. Buyers shall have the right to conduct a non-invasive Phase I environmental site assessment of reasonable scope of the assets and properties of the Company, provided, however, that neither Buyers nor any of their Affiliates or Representatives shall have the right to perform or conduct any invasive environmental sampling or environmental site assessment with respect to the assets and properties of the Company or any Company Subsidiary without the prior consent of Sellers, which consent may be withheld in Sellers’ sole discretion. Sellers shall have the right to have a Representative present at all times during any inspections, interviews and examinations. Notwithstanding the foregoing, Buyers shall have no right of access to, and Sellers shall have no obligation to provide to Buyer, information relating to (i) any information the disclosure of which would jeopardize any privilege relating to such information available to the Company, Sellers or any Affiliate of Sellers or would cause the Company, the Company Subsidiaries, Sellers or any of their Affiliates to breach a confidentiality obligation or jeopardize any attorney-client or similar privilege; or (ii) any information the disclosure of which would result in a violation of Law. It is further agreed that neither Buyers nor its Representatives shall contact any of the employees, customers, suppliers or Persons that have a business relationship with the Company or the Company Subsidiaries in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Sellers and without a Representative of the Company or the Company Subsidiaries being present.

(b) SEMG shall indemnify, defend and hold harmless the Seller Indemnified Parties effective as and from the date hereof, from and against any Losses actually suffered or incurred arising out of any injury to any Person or property resulting from the activities of Buyers or their Representatives under this Section 6.2. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

Section 6.3 Casualty Loss

If, after the date of this Agreement, but prior to the Closing, any material assets of the Company or any Company Subsidiary are physically damaged or destroyed by casualty or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”) (a) Sellers shall promptly, but in no event later than three (3) Business Days after receiving notice of such Casualty Loss, notify Buyers in reasonable detail in writing thereof, indicating whether and to what extent such Casualty Loss would reasonably be expected to be covered by the Insurance Policies and (b) to the extent such Casualty Loss is capable of being repaired, restored or otherwise cured prior to the Closing Date, Sellers shall cause the Company to use commercially reasonable efforts to repair, restore or otherwise cure such Casualty Loss in a reasonable, prudent and workmanlike manner; provided, however, that following the Closing, to the extent Buyers or the Company or its Subsidiaries shall receive any insurance proceeds or recovery from any third party in respect of any such pre-Closing Casualty Loss, Buyers and/or the Company shall reimburse Sellers from any such proceeds or recovery for any costs incurred by Sellers, the Company or the Company Subsidiary prior to Closing to repair, restore or otherwise cure such Casualty Loss, as the case may be, no later than ten (10) days after receipt of such proceeds or recovery. Notwithstanding the foregoing, Sellers shall only be entitled to reimbursement pursuant to the foregoing Section 6.3(b) to the extent that the amount of such insurance proceeds or third-party recovery (less any reasonable costs and expenses incurred by Sellers in obtaining such amounts) exceeds the amount of any Uncured Casualty Loss as of the Closing Date.

Section 6.4 Confidentiality; Exclusivity

(a) The terms of the Confidentiality Agreement are hereby incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing Date, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. Nothing provided to any Buyers or their Affiliates or their respective Representatives pursuant to Section 6.2 shall in any way amend or diminish SEMG’s obligations under the Confidentiality Agreement. Buyers acknowledge and agree that any written, oral or other information provided to Buyers or their Affiliates or their respective Representatives pursuant to Section 6.2 or otherwise by Sellers or any of their respective Affiliates or any of their respective Representatives shall be subject to the terms and conditions of the Confidentiality Agreement and the remainder of this Section 6.4.

(b) Sellers shall maintain in confidence, shall cause their respective Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause their (and their Affiliates’) Representatives to maintain in confidence, any written, oral or other information relating to (y) Buyers and their respective Affiliates from and after the date of this Agreement, and (z) the Company, the Company Subsidiaries or the Business whether before or after the Closing Date (collectively, “Buyer Confidential Information”), in each case, until the fifth (5th) anniversary of the Closing Date, except that the requirements of this Section 6.4(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Sellers or their respective Affiliates or any of Sellers’ or Sellers’ Affiliates’ respective Representatives, or (ii) any such information was or becomes available to Sellers or their respective Affiliates or any of Sellers’ or Sellers’ Affiliates’ respective Representatives on a non-confidential basis and from a source (other than Buyers or any of their Affiliates or the Company or any Company Subsidiary or its or their respective Representatives) that is not bound by a confidentiality obligation with respect to such information. In the event that of any of Sellers or any of their respective Representatives are required by Law or Proceeding to disclose any of the Buyer Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, such Seller or such Representative shall provide Buyers with prompt notice of any such requirement so that Buyers may, at their sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyers, such Seller or such Representative are nonetheless, on the advice of outside legal counsel, required to disclose any of the Buyer Confidential Information, such Seller or such Representative may disclose only that portion of the Buyer Confidential Information which such Seller’s or such Representative’s outside counsel advises is required to be disclosed, provided, however, that such Seller or such Representative shall use reasonable best efforts to cooperate with Buyers in their efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Buyer Confidential Information. Sellers and their Representatives shall not oppose any action by Buyers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Buyer Confidential Information.

(c) Buyers shall maintain in confidence, shall cause their Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause their (and their Affiliates’) Representatives to maintain in confidence, any written, oral or other information relating to Sellers and their respective Affiliates (other than the Company or the Company Subsidiaries) (collectively, “Seller Confidential Information”) from and after the Closing until the fifth (5th) anniversary of the Closing Date, except that the requirements of this Section 6.4(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Buyers or their Affiliates or any of their respective Representatives, or (ii) any such information was or becomes available to Buyers or their Affiliates or their respective Representatives on a non-confidential basis and from a source (other than Sellers or any of their respective Affiliates or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information. In the event that of any of Buyers or any of their respective Representatives are required Law or Proceeding to disclose any of the Seller Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, such Buyer or such Representative shall provide Sellers with prompt notice of any such requirement so that Sellers may, at their sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Sellers, such Buyer or such Representative are nonetheless, on the advice of outside legal counsel, required to disclose any of the Seller Confidential Information, such Buyer or such Representative may disclose only that portion of the Seller Confidential Information which such Buyer’s or such Representative’s outside counsel advises is required to be disclosed, provided, however, that such Buyer or such Representative shall use reasonable best efforts to cooperate with Sellers in their efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Seller Confidential Information. Buyers and their Representatives shall not oppose any action by Sellers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Seller Confidential Information.

(d) Notwithstanding the foregoing, nothing in this Section 6.4 shall prohibit Sellers or Buyers or their respective Affiliates or any Representatives of any of the foregoing, from disclosing the execution and principal terms of this Agreement or the occurrence of the Closing hereunder to investors and potential investors in Sellers or Buyers, as applicable, or their respective Affiliates.

(e) From the date of this Agreement through the Closing, Sellers shall not, and shall not authorize or permit any of their respective Affiliates (including the Company and the Company Subsidiaries) to (i) solicit, initiate, or knowingly take any action to facilitate or encourage inquiries with any Person regarding any proposal for either the acquisition (including by merger, consolidation, liquidation, recapitalization, purchase of equity interests, sale of assets or any other means) of the Company or any of the Company Subsidiaries or all or substantially all of their assets by such Person (an “Acquisition Proposal”); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal; or (iii) enter into any agreements regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company and the Company Subsidiaries) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons, other than Buyers or their Representatives, conducted heretofore with respect to, or relating to, an Acquisition Proposal.

Section 6.5 Third Party Approvals

From the date hereof through the Closing Date, Buyers and Sellers shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents, waivers, confirmations and approvals of, and make any required notifications, applications and approvals in respect of Third Parties that each such Party is required to obtain or make in order to consummate the transactions contemplated by this Agreement; provided, however, that prior to Closing, Buyers shall not, and shall cause their Affiliates and their respective Representatives not to, contact any customer, supplier or other Third Party in connection with any such consent required to be obtained by Sellers or their respective Affiliates without the prior written consent of Sellers. Notwithstanding the foregoing, neither Sellers nor any of their respective Affiliates, nor Buyers nor any of their Affiliates, shall be obligated to make any payments or otherwise pay any consideration to any Person, to commence or participate in any Proceeding or to offer or grant any accommodation to any Third Party in connection with any such consent, waiver, confirmation, novation or approval. Each Party shall use its commercially reasonable efforts to cooperate with the reasonable requests of each other Party in seeking to obtain as promptly as practicable all such consents, waivers, confirmations, novations or approvals.

Section 6.6 Intercompany Agreements

As of the Closing Date, all Contracts and transactions between Sellers and their Affiliates (other than the Company and the Company Subsidiaries) on the one hand, and the Company and the Company Subsidiaries on the other hand, shall either be terminated or amended to remove or replace the applicable Company or Company Subsidiary, or Seller or Seller Affiliate, as the case may be, as a Party to such agreement, as applicable, without further liability to Buyers and their Affiliates (including the Company or any Company Subsidiary) with respect to all periods prior to and following the Closing.

Section 6.7 Regulatory Filings

From the date of this Agreement until the Closing, Buyers and Sellers shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including (a) making or causing to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, as promptly as is reasonably practicable (and in the case of the HSR Act, if applicable, in any event within ten (10) Business Days after the date hereof); (b) cooperating with the other Party and furnishing to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings; (c) causing the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable prior to the Outside Date; (d) promptly informing the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, and permitting the other Party to review in advance any proposed communication by such Party to any Governmental Authority; (e) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings; (f) complying, as promptly as is reasonably practicable, with any requests received from a Governmental Authority by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials; and (g) resolving any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. Buyers shall be entitled to direct and decide all tactics and strategies regarding all discussions, submissions and communications with any Governmental Authority regarding any of the foregoing; provided, however, that Buyers shall consult with Sellers in advance and shall consider the views of Sellers in good faith with respect thereto. In addition to the foregoing, Buyers shall take, and cause their respective Subsidiaries and Affiliates to take, any and all actions necessary to avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order or Proceeding that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, in each case, to allow the Parties to consummate the transactions contemplated by this Agreement as expeditiously as possible prior to the Outside Date, including, without limiting the foregoing, (i) proposing, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Company or Buyers or their respective Subsidiaries or Affiliates, (ii) otherwise taking or committing to take actions that after the Closing Date would limit Buyers’ freedom of action with respect to, or their ability to retain, one or more of the assets, properties, rights, products, leases, businesses, services or other operations of the Company or any Company Subsidiary, Buyers and their respective Subsidiaries or Affiliates or any interest or interests therein, and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Law, Order or Proceeding that would adversely affect the ability of any Party to consummate the transactions contemplated by this Agreement and taking any and all other actions to prevent the entry, enactment or promulgation thereof, it being understood that the Company shall be under no obligation to take any of the actions contemplated by clause (i) with respect to itself or any Company Subsidiary and that the absence of such obligations on the Company in no way limits the obligations of Buyers thereunder. Neither Sellers nor Sellers’ Representatives shall, under any circumstances, offer to a Governmental Authority any resolution, remedy, consent, mitigation, any of the actions identified in clauses (i)-(ii) above, or any other action to resolve an objection of any Governmental Authority to the transactions contemplated hereby. No Party to this Agreement shall agree to participate in any communication or meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such communication or meeting. Except for non-substantive discussions initiated by a Governmental Authority without advance notice, neither Sellers nor Seller’s

Representatives shall have discussions with any Governmental Authority outside of the presence of Buyers or Buyers’ Representatives. In the event that a Governmental Authority contacts Sellers or Sellers’ Representatives regarding the transactions contemplated hereby without also contacting Buyers or Buyers’ Representatives and without advance notice to Sellers or Seller’s Representatives, Sellers shall notify Buyers or Buyers’ Representatives promptly upon receipt of any such communication, and any response thereto shall be subject to the restrictions set forth in this Section 6.7. Each Party recognizes that the foregoing restrictions are material terms of this Agreement. Subject to the Confidentiality Agreement and Section 6.4, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the Transactions. Notwithstanding anything to the contrary in this Section 6.7, (A) the Parties may redact from any filings provided to the other Party hereunder, and shall not be required to provide any materials or information hereunder, to the extent such filings, materials or information relate to any references concerning the valuation of the Transactions or any information governed by the attorney-client privilege, work product doctrine or any similar privilege, and (B) each Party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.7 as “Outside Counsel Only,” which materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Section 6.8 Indemnification of Officers and Directors

(a) Until the sixth (6th) anniversary of the Closing Date, to the extent not prohibited by applicable Law, Buyers shall cause the Company and the Company Subsidiaries to continue to honor their obligations (as set forth in the Organizational Documents of the Company and the Company Subsidiaries as of the date of this Agreement) with respect to the exculpation and indemnification of, and the advancement of expenses to, any current or former officers, managers, members and/or directors as of the Closing Date (collectively, the “Covered Persons”) arising or resulting from any actions or omissions at or prior to the Closing (including the matters contemplated by this Agreement), it being understood that the consummation of the Transactions shall not modify such rights.

(b) Prior to the Closing Date, the Company and the Company Subsidiaries shall obtain “tail” insurance policies, effective as of the Closing Date, for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and the Company Subsidiaries’ existing directors’ and officers’ insurance policies for the Covered Persons, and (ii) the Company’s and the Company Subsidiaries’ existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s and the Company Subsidiaries’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Covered Persons as the Company’s and the Company Subsidiaries’ existing policies with respect to any matters that existed or occurred at or prior to the Closing Date (including in connection with the Transactions). The cost of obtaining any D&O insurance is estimated on Schedule 6.8(b) and shall be split equally between Buyers and Sellers.

(c) In the event the Company or the Company Subsidiaries or any of its successors or assigns consolidates or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Company or the Company Subsidiaries shall cause proper provision to be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.8.

(d) Until the sixth (6th) anniversary of the Closing Date, the obligations of the Company or the Company Subsidiaries under this Section 6.8 from and after the Closing Date shall not be terminated or modified in such a manner as to adversely affect any of the Covered Persons without the consent of such Person (it being expressly agreed that each of the Covered Persons is intended to be a third party beneficiary of this Section 6.8 with full rights of enforcement as if a party hereto). The rights of each Covered Person hereunder shall be in addition to any other rights the Covered Persons may have under the Organizational Documents of the Company, under any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).

(e) Notwithstanding anything to the contrary herein, Buyers (and, following the Closing, the Company and the Company Subsidiaries) shall have no obligations with respect to the matters contemplated in this Section 6.8 in connection with any claim or Proceeding directed against any Covered Person by Sellers or any of their respective Affiliates (excluding the Company and the Company Subsidiaries) to the extent such Covered Person was a director, officer, employee, member or partner of any of Sellers or any of their respective Affiliates (excluding the Company and the Company Subsidiaries).

Section 6.9 Employee and Benefit Matters

(a) Post-Closing Compensation. So long as any employee of the Company or any Company Subsidiary (each, an “Employee”) who is employed by the Company or the Company Subsidiaries as of the Closing Date (including any Employee on authorized leave) remains employed by the Company, the Company Subsidiaries or their respective Affiliates, then, during the one-year period immediately following the Closing Date (the “Transition Period”), Buyers shall cause the Company, the Company Subsidiaries or their respective Affiliates to provide such Employee with a base salary or base hourly wage, as applicable and cash-based incentive compensation opportunity (if any), in each case at a level that is not less than the rate of base salary or base hourly wage and cash-based incentive compensation opportunity for such Employee as of the Closing Date.

(b) Employee Benefits. During the Transition Period, Buyers shall provide, or cause the Company, the Company Subsidiaries or their respective Affiliates to provide, employee benefits to each Employee of the Company or the Company Subsidiaries who remains employed by Buyers that are substantially similar in the aggregate to those in the Company Benefit Plans made available to such Employee by the Company and the Company

Subsidiaries as of the Closing Date (in each case without regard to any benefits provided pursuant to a defined benefit pension plan or any HFOTCO Change of Control Arrangements). Nothing herein shall be deemed to obligate Buyers to adopt or maintain any particular Employee Benefit Plan, and nothing in this Section 6.9 shall be deemed to limit the ability of the Company or the Company Subsidiaries to amend or terminate any Company Benefit Plan at any time after the Closing Date.

(c) Credit for Prior Service. To the extent the Law allows, Buyers agree that from and after the Closing Date, each Employee shall be credited with their length of service with the Company for purposes of eligibility and vesting under all Employee Benefit Plans in which Employees may be covered from and after the Closing Date other than benefit accruals with respect to an any defined benefit pension plan (collectively, the “Buyer Benefit Plans”) to the extent such service was credited by the Company for purposes of an analogous Employee Benefit Plan. Such pre-Closing service credit shall also be taken into account for purposes of benefit computation under all vacation, sick leave, paid time off, or policies that may apply to the Employees after the Closing Date. In addition, Buyers agree that all vacation time, sick leave, paid time off, or other leave accrued by each Employee as of the Closing Date will be recognized and credited to such Employee.

(d) Terms of Coverage. To the extent any Employee becomes covered under any Buyer Benefit Plan, Buyers shall use their commercially reasonable efforts to (i) ensure or cause to be ensured that any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under such Buyer Benefit Plan shall be waived for such Employees and (ii) ensure or cause to be ensured that each Employee who becomes covered under any Buyer Benefit Plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) shall receive credit for those sums paid in the current year under the corresponding Company Benefit Plan as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such Buyer Benefit Plan.

(e) Company Pension Plan. Unless Buyers provide written notice to the contrary, Sellers shall cause the Company to (i) adopt resolutions contingent on the occurrence of the Closing of the Company’s board of directors or similar governing body (the form and substance of which resolutions shall be subject to the prior review and approval of Buyers, which approval will not be unreasonably withheld or delayed), providing that the Company Pension Plan will be frozen as soon as administratively practicable in accordance with applicable Law but no earlier than Closing (the “Pension Freeze”) with no individual becoming a participant in the Company Pension Plan and no existing participant in the Company Pension Plan accruing any additional benefit in the Company Pension Plan following the Pension Freeze and (ii) provide a notice regarding the Pension Freeze to all participants in the Company Pension Plan, which notice will comply with Section 204(h) of ERISA and will be subject to the prior review and approval of Buyers, which approval will not be unreasonably withheld or delayed.

(f) 401(k) Plan. Unless Buyers provide written notice to the contrary at least five days prior to the anticipated Closing Date, Sellers shall cause the Company to adopt resolutions contingent on the occurrence of the Closing of the Company’s board of directors or similar governing body (the form and substance of which resolutions shall be subject to the prior review and approval of Buyers, which approval will not be unreasonably withheld or delayed), to authorize that both (i) the termination of each Company Benefit Plan intended to be qualified under Section 401(a) of the Code that contains a Code Section 401(k) cash or deferred arrangement (each, a “Company 401(k) Plan”), (ii) full vesting of each Employee in his or her account balance in each Company 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “401(k) Plan Termination Date”) and (iii) provide any advance notice of termination of any service provider contract relating to a Company 401(k) Plan, including, without limitation, delivering such written notice of termination to such service provider at the time requested by Buyers (which may be prior to the Closing Date). In addition, Sellers shall take any and all actions necessary to obtain a determination letter from the IRS regarding the tax qualification status of the Company 401(k) Plan.

(g) Other Matters. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current or former employees, directors, or independent contractors of any of the Company or any of its Affiliates, Buyers or any of their Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.9. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring the Company, Buyers or any other Person to continue any specific employee benefit plans or to continue the employment of any specific person, nor shall any provision herein be construed as an amendment to any Employee Benefit Plan.

Section 6.10 Waiver of Certain Rights

It is acknowledged that under the Company LLC Agreement there are certain restrictions that apply in connection with the transfer of any Membership Interests. Solely in connection with the sale and transfer of the Membership Interests under this Agreement, Sellers, in their capacity as the sole members of the Company, hereby waive any and all such restrictions with regard thereto.

Section 6.11 Financing

(a) SEMG shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary (A) to arrange, obtain and consummate the HFOTCO Backstop Financing on the terms and conditions described in the HFOTCO Debt Commitment Letter (including the exercise of so-called “flex” provisions in the related fee letter) as promptly as practicable, including using reasonable best efforts to (i) maintain in full force and effect the HFOTCO Debt Commitment Letter until consummation of the Transactions (except that SEMG may agree to any modification or amendment of the HFOTCO Debt Commitment Letter solely as permitted pursuant to Section 6.11(c) and Section 6.11(d)) and to negotiate and execute definitive agreements with respect to the HFOTCO Backstop Financing on the terms contained in the HFOTCO Debt

Commitment Letter (including any “flex” provisions applicable thereto) or on terms that are no less favorable, when taken as whole, to SEMG than the terms contained in the HFOTCO Debt Commitment Letter (including any “flex” provisions applicable thereto), in each case which terms shall not in any adverse respect change, expand or impose new conditions to the funding of the HFOTCO Backstop Financing at the Closing or reduce the aggregate amount of the HFOTCO Backstop Financing available to be funded on the Closing Date (the “Financing Agreements”), (ii) satisfy on a timely basis all conditions and covenants in the HFOTCO Debt Commitment Letter and such Financing Agreements and to consummate the HFOTCO Backstop Financing at or prior to the Closing, (iii) enforce their rights under the HFOTCO Debt Commitment Letter and the Financing Agreements including by taking enforcement action (including through litigation pursued in good faith) to cause the Financing Sources, lenders and other Persons committing to provide the HFOTCO Backstop Financing to comply with their obligations under the HFOTCO Debt Commitment Letter and the Financing Agreements and to fund such HFOTCO Backstop Financing at Closing; provided, however, that SEMG and Buyers shall not be required to take any such enforcement action unless all conditions precedent set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing), and (iv) comply with their obligations under the HFOTCO Debt Commitment Letter and the Financing Agreements, and (B) after giving effect to any Refinancing Consents, to invest or contribute such amounts in Buyers in amounts sufficient for Buyers to pay and satisfy in full (w) the obligations pursuant to this Agreement to pay the Closing Cash Consideration, (x) all other amounts payable at Closing pursuant to Article II, (y) all fees and expenses of SEMG and its Affiliates in connection with the Transactions and (z) all other obligations under this Agreement which are due and payable at Closing. SEMG shall keep Sellers reasonably informed with respect to any material developments concerning the status of the HFOTCO Backstop Financing. SEMG shall provide Sellers, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the HFOTCO Backstop Financing as shall be reasonably necessary to allow Sellers to monitor the progress of such financing activities.

(b) SEMG shall promptly (and in any event no later than within two (2) Business Days) notify Sellers in writing (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the HFOTCO Debt Commitment Letter or Financing Agreement of which Buyers becomes aware, (ii) of the receipt by Buyers or any of their controlled Affiliates or Representatives of any written notice or other written communication from any Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the HFOTCO Debt Commitment Letter or any Financing Agreement or any provision of the HFOTCO Backstop Financing contemplated pursuant to the HFOTCO Debt Commitment Letter or any Financing Agreement (including any proposal by any Financing Source, lender or other Person to withdraw, terminate or make a material change in the terms of (including the amount of the HFOTCO Backstop Financing contemplated by) the HFOTCO Debt Commitment Letter) or (B) material dispute or disagreement between or among any parties to the HFOTCO Debt Commitment Letter or any Financing Agreement, (iii) if for any reason SEMG or Buyers believe in good faith that it will not be able to obtain all or any portion of the HFOTCO Backstop Financing on the terms, in the manner or from the sources contemplated by the HFOTCO Debt Commitment Letter or the Financing Agreements and (iv) of the termination or expiration of the HFOTCO Debt Commitment Letter or any Financing Agreement. As soon as reasonably practicable, after Sellers deliver to Buyers a written request, SEMG or Buyers shall provide any information reasonably requested by Sellers relating to any of the circumstances referred to in this Section 6.11(b).

(c) Buyers shall not permit or consent to (i) any amendment, supplement or modification to be made to the HFOTCO Debt Commitment Letter if such amendment, supplement or modification would (A) change, expand or impose new conditions precedent to the funding of the HFOTCO Backstop Financing from those set forth therein on the date hereof, (B) delay the funding of the HFOTCO Backstop Financing thereunder or reasonably be expected to impair, materially delay or prevent the availability of all or a portion of the HFOTCO Backstop Financing or the consummation of the Transactions, (C) reduce the aggregate cash amount of the HFOTCO Backstop Financing (including by changing the amount of fees to be paid or original issue discount of the HFOTCO Backstop Financing (except as set forth in any flex provisions existing on the date hereof)) or (D) otherwise adversely affect the ability of Buyers to consummate the Transactions or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (except that subject to the limitations set forth in this Section 6.11, Buyers may amend the HFOTCO Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the HFOTCO Debt Commitment Letter as of the date hereof (but not to make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment), (ii) any waiver of any remedy available to Buyers under the HFOTCO Debt Commitment Letter and (iii) early termination of the HFOTCO Debt Commitment Letter. For purposes of this Agreement, references to the “HFOTCO Debt Commitment Letter” shall include such document as permitted or required by this Section 6.11 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(d) Upon receipt of the Refinancing Consents, Buyers shall deliver to Sellers a copy of the notice to the Financing Sources that all or a portion of the applicable commitments under the HFOTCO Debt Commitment Letter has been terminated. Upon delivery of such notice that all of the commitments under the HFOTCO Debt Commitment Letter have been terminated the covenants in Section 6.11(a) (A), the last sentence of Section 6.11(a), Section 6.11(b), Section 6.11(c) and Section 6.12(b) shall cease to be of any effect. To the extent obtained, SEMG and Buyers will promptly (and in any event within five (5) Business Days) provide Sellers on a confidential basis with a copy of any such consents or amendments under the SEMG Credit Facility and the Refinancing Consents; provided, however, that public filing of any such consents or amendments shall be deemed delivery hereunder.

(e) Upon receipt of the Refinancing Consents, neither Sellers nor the Company or the Company Subsidiaries shall revise, amend, supplement, alter or modify in any way such Refinancing Consents, or permit the rescission of the Refinancing Consents or amendments contained therein, or any documents to which they related without the express prior written consent of Buyers.

(f) Prior to the Closing Date, Sellers shall use their reasonable best efforts to cause the Company and the Company Subsidiaries not to take any action that results in a material violation, breach or default of the Company Credit Facilities or Company Bonds.

Section 6.12 Financing Cooperation

(a) Prior to the Closing Date Sellers agree to use commercially reasonable efforts to, and shall cause the Company and the Company Subsidiaries to use commercially reasonable efforts to, assist Buyers, to the extent reasonably requested by Buyers, in contacting the agent and lenders under the Company Credit Facilities and to otherwise cooperate with Buyers’ efforts to obtain the Refinancing Consents. At least two (2) Business Days prior to the Closing, the Company shall deliver or cause to be delivered to Buyers drafts of the payoff letters, if any, required to be delivered pursuant to Section 2.3(c).

(b) If and only to the extent the Refinancing Consents have not been obtained, during the period from the date of this Agreement through the Closing, Sellers shall cause the Company and each Company Subsidiary to, and shall use reasonable best efforts to cause the appropriate Representatives of the Company and each Company Subsidiary to, provide in each case at Buyers’ sole expense, all cooperation reasonably requested by Buyers upon reasonable prior notice that is customary and necessary in connection with arranging, obtaining and syndicating the HFOTCO Backstop Financing, including (as applicable, subject to customary confidentiality arrangements and the remaining provisions of this Section 6.12) using commercially reasonable efforts (i) to make appropriate officers of the Company available for participation in a reasonable number of meetings on reasonable advance notice and at reasonable locations, due diligence sessions, drafting sessions, presentations, road shows and sessions with rating agencies, (ii) reasonably assist Buyers in the preparation of any presentation to rating agencies, (iii) to furnish Buyers and their financing sources with copies of such financial and operating data with respect to the Company and the Company Subsidiaries which is prepared by the Company in the ordinary course of business as is reasonably requested by Buyers and is customarily required in connection with bank-debt financings, (iv) to assist Buyers in the preparation and negotiation of, and executing and delivering, definitive financing documents, including customary credit agreements, indentures, guarantee and pledge and security documents and any other customary certificates and documents as may be reasonably requested by Buyers (including a certificate of the chief executive officer of the Company with respect to solvency matters at the Company at Closing as required in the HFOTCO Debt Commitment Letter), (v) subject to any contractual agreement in effect, to facilitate the pledging of collateral for the HFOTCO Backstop Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and the Company Subsidiaries’ assets for the purpose of establishing collateral arrangements, (vi) at least five (5) Business Days prior to the Closing Date, to provide documentation and other information about the Company and each Company Subsidiary that is required to become a guarantor of the HFOTCO Backstop Financing as is reasonably requested in writing by Buyers at least ten (10) Business Days prior to the Closing Date in connection with the HFOTCO Backstop Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act required to be disclosed under paragraph 8 of Exhibit C of the HFOTCO Debt Commitment Letter, (vii) to furnish promptly when available, but in no event later than August 15, 2017, the Q2 Financial Statements and the unaudited financial statements of BGCT LLC required to be delivered to the lenders under the Company Credit Facilities, (viii) to provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors as is required to be delivered under the HFOTCO Debt Commitment Letter, (ix) to the extent the Refinancing Consents with respect to the Company Credit Facilities shall not have been obtained prior to the Closing Date, to use commercially reasonable efforts to obtain customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Company Credit Facilities, and (x) to provide, at Buyers’ sole cost and expense, such cooperation and assistance as is reasonably requested by Buyers, upon reasonable prior notice, in connection with Buyers’ preparation, execution and delivery, as applicable of (A) pro forma financial information in respect of such fiscal period in accordance with Regulation S-K and Regulation S-X under the Securities Act; provided, however, that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing Date and (B) customary credit agreements, indentures and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other certificates (including a certificate of the chief executive officer of the Company (or its applicable Subsidiary) with respect to solvency matters), board resolutions or consents, customary closing certificates and documents as may be reasonably requested by Buyers and assisting in the negotiation of any such agreements and other documents; provided further that nothing in this Agreement shall require Sellers to cause the delivery of (A) any legal opinions or accountants’ cold comfort letters or reliance letters or any officer’s certificate in respect of the solvency of any entity other than the Company and the Company Subsidiaries at Closing, (B) any description of all or any component of the HFOTCO Backstop Financing, or (C) projections, risk factors or other forward-looking statements relating to all or any component of the HFOTCO Backstop Financing.

(c) Buyers agree that the execution by Sellers, the Company or any of the Company Subsidiaries of any documents in connection with the HFOTCO Backstop Financing shall be subject to the consummation of the Transactions at the Closing and such documents will not take effect until the completion of the Closing. Notwithstanding anything in this Section 6.12 or elsewhere in this Agreement to the contrary, (i) neither Sellers, the Company nor any of the Company Subsidiaries shall be required to bear any cost or expense, pay any fee or incur any liability or make any commitment or agreement that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the completion of the Closing, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries, (iii) none of Sellers, the Company or any of the Company Subsidiaries shall be required to take any action that would reasonably be expected to result in a breach of any Contract or subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs that are reimbursed by Buyers) or incur any other liability of any kind or provide or agree to provide any indemnity in connection with the HFOTCO Backstop Financing or any of the foregoing prior to (or that is not subject to the occurrence of) the completion of the Closing, (iv) none of Sellers, the Company or any of the Company Subsidiaries shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the HFOTCO Backstop Financing, (v) no officer or director of Sellers, the Company or any of the Company Subsidiaries shall be required to incur any personal liability in respect of any agreements, documents, certificates or opinions delivered in connection with the HFOTCO Backstop Financing, and (vi) none of the boards of directors (or equivalent bodies) of Sellers, the Company or any of the Company Subsidiaries shall be required to enter into any resolutions or take similar action approving the HFOTCO Backstop Financing (other than any reasonable approval in connection with any Refinancing Consent that the applicable holders of such indebtedness may reasonably request in connection with such Refinancing Consent). Buyers shall indemnify, defend and hold harmless Sellers, the Company, and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the HFOTCO Backstop Financing, including any action taken in accordance with this Section 6.12 and any information utilized in connection therewith (other than historical financial information relating to the Company and its Subsidiaries provided in writing by the Company or its Subsidiaries expressly for use in connection with the HFOTCO Backstop Financing). Buyers shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Sellers, the Company, and the Company Subsidiaries in connection with this Section 6.12. Notwithstanding anything herein to the contrary, the only obligations of Sellers, the Company, and the Company Subsidiaries and their respective Representatives with respect to the HFOTCO Backstop Financing shall be those explicitly set forth in this Section 6.12.

Section 6.13 Change of Control Payments

As soon as reasonably practicable following a written request made by Buyers after the Closing, Sellers shall pay, or cause to be paid through the Company’s payroll account (and the Company or any Company Subsidiary agree to cooperate in effecting any such payments), any unpaid amounts set forth in such written request that may be then due, owing and payable to certain employees of the Company and any Company Subsidiary pursuant to the HFOTCO Change of Control Arrangements. For the avoidance of doubt, Sellers shall remain exclusively liable for, and shall reimburse and indemnify Buyers and their Affiliates from all costs relating to the HFOTCO Change of Control Arrangements (including, without limitation, the employer-paid portion of any related payroll Taxes thereon).

Section 6.14 Capital Expenditures

Sellers shall cause the Company and the Company Subsidiaries to use commercially reasonable efforts to continue to pursue and fund in all material respects in the ordinary course of business consistent with past practice and the CapEx Schedules the capital projects set forth on the Capex Schedules (including, without limitation, applying for, and pursuing approval of, all necessary Permits).

Section 6.15 NYSE Listing of Common Shares

SEMG shall take, or cause to be taken, all actions necessary and shall apply to cause the Common Shares issued to Sellers pursuant to this Agreement to be approved for listing on the New York Stock Exchange (the “NYSE”) prior to the expiration of the 90-day lock-up period (as described in Section 3.1 of the Registration Rights Agreement), in accordance with the terms of the Registration Rights Agreement and subject to official notice of issuance.

Section 6.16 Conduct of Business of SEMG

From the date of this Agreement through the Closing, except as otherwise contemplated by this Agreement, as set forth on Schedule 6.16, as required by applicable Law or as consented to by Sellers in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) SEMG and its Subsidiaries shall operate in the ordinary course of business and (ii) SEMG and its Subsidiaries shall not be permitted to:

(a) amend their Organizational Documents;

(b) liquidate, dissolve, recapitalize or otherwise wind up SEMG or its material Subsidiaries;

(c) except to the extent that an appropriate Make-Whole Adjustment has been mutually agreed by Sellers and SEMG in writing, adopt a plan of complete or partial liquidation, dissolution, merger, exchange, consolidation, restructuring, recapitalization or other reorganization of SEMG or any of its material Subsidiaries;

(d) except to the extent that an appropriate Make-Whole Adjustment has been mutually agreed by Sellers and SEMG in writing, declare, set aside, make or pay any dividend or other distribution on any capital stock or other equity interests of SEMG or any of its Subsidiaries, whether payable in cash or other equity interests, property or otherwise, other than any regular cash distributions in the ordinary course of business consistent with past practice with customary record and payment dates; or

(e) except to the extent that an appropriate Make-Whole Adjustment has been mutually agreed by Sellers and SEMG in writing, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of SEMG.

Section 6.17 Pledge Agreement Event of Default

If any Pledge Agreement Event of Default shall have occurred and be continuing, upon written notice to SEMG, SEMG, the Buyers and their Affiliates will take all commercially reasonable actions necessary to allow the Company or any Company Subsidiary to hire those employees who primarily provide their services to the Company or any such Company Subsidiary.

Section 6.18 Further Assurances

At any time after the Closing, both Sellers and Buyers shall, and shall cause their respective controlled Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other Party, to satisfy their obligations hereunder or to consummate or implement the Transactions.

Article VII

TAX MATTERS

Section 7.1 Tax Returns

(a) Sellers shall be responsible for preparing all Tax Returns for U.S. federal, state or local income Tax purposes of or with respect to the Company or any Company Subsidiary for all taxable periods ending on or prior to the Closing Date, and shall pay all Taxes owed with respect to such Tax Returns. Sellers shall be responsible for filing all such Tax Returns required to be filed before the Closing Date. With respect to Tax Returns required to be filed on or after the Closing Date, (i) Sellers shall deliver a draft of any such Tax Return to Buyers reasonably in advance of the due date for filing such Tax Return, (ii) Buyers will cause such Tax Returns to be timely filed and (iii) Buyers will provide a copy thereof to Sellers.

(b) Buyers shall prepare or cause to be prepared all Tax Returns of the Company and the Company Subsidiaries (other than Tax Returns governed by Section 7.1(a)) that are required to be filed on or after the Closing Date for all Pre-Closing Periods (including the Texas franchise Tax Return of the Company and the Company Subsidiaries for the period ending on the day prior to the Closing Date) and all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for filing any such Tax Return, Buyers shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Sellers for their review and shall incorporate any reasonable comments of Sellers. Buyers will cause such Tax Return (as revised to incorporate the Seller’s reasonable comments) to be timely filed and will provide a copy to Sellers. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Return, Sellers shall pay to Buyers the amount of Taxes shown on a Pre-Closing Period Tax Return and the amount of Taxes allocable to the portion of the Straddle Period ending on the day prior to the Closing Date pursuant to Section 7.2 in the case of a Straddle Period Tax Return (except, in each case, to the extent such Taxes are property Taxes or are margin Taxes or were included in Closing Working Capital).

(c) Sellers and Buyers shall cooperate in good faith to determine the amount of any Excess Taxes. If the Assumed Property Taxes exceed the amount of any property Taxes (other than any Excess Taxes) imposed on the Company or any Company Subsidiary for any taxable period that includes the Closing Date, within (5) days after the filing of the relevant Tax Return Buyers shall make a payment to Sellers (in accordance with their respective Seller Fractions) equal to the amount of such excess.

Section 7.2 Proration of Straddle Period Taxes

In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the day prior to the Closing Date shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and the Company Subsidiaries ended with (and included) the day prior to the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the day prior to the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each period; and

(b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Company Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 7.3 754 Election

After the Closing, Sellers shall cause the Company to make an election pursuant to Section 754 of the Code effective for the taxable period of the Company that ends on the Closing Date.

Section 7.4 Cooperation

Buyers and Sellers shall cooperate fully, and Buyers shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit or other Proceeding (each, a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers will, and Buyers will and will cause the Company and any Company Subsidiary to, retain all books and records with respect to Tax matters pertinent to the Company or any Company Subsidiary relating to any taxable period beginning before the Closing Date until the later of six (6) years after the Closing Date and the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Buyers and Sellers each agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any

Tax that could be imposed with respect to the Transactions. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim shall be governed by Section 9.3.

Section 7.5 Transfer Taxes

Buyers shall be responsible for and indemnify, defend and hold harmless Sellers for the payment of all transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the Transactions (“Transfer Taxes”). Buyers and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

Section 7.6 Purchase Price Allocation

Buyers shall prepare an allocation of the consideration paid for the Membership Interests under this Agreement among the assets of the Company and the Company Subsidiaries that complies with Section 755 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). Buyers shall provide such Allocation to Sellers within ninety (90) days from the Closing Date, and Sellers shall have thirty (30) days after receipt thereof to provide Buyers with any written objection thereto. In the event that Sellers and Buyers are unable to resolve Sellers’ objection within twenty (20) days, Sellers and Buyers shall jointly retain an accounting firm (which may in turn select an appraiser if needed) to resolve the disputed item. Buyers shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 755 of the Code following any adjustments to the Aggregate Purchase Price pursuant to this Agreement. None of Buyers or Sellers shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceeding in connection with the Allocation.

Section 7.7 Tax Treatment

The Parties agree that, for U.S. federal and applicable state income tax purposes, the transaction contemplated by this Agreement is intended to be treated as a taxable sale of the Membership Interests to Buyers, and the Parties agree to take no position inconsistent with such treatment, unless required by applicable Law.

Section 7.8 Survival

The covenants contained in this Article VII shall survive until the expiration of the applicable statute of limitations.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to the Obligations of the Parties

The obligations of Sellers and Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Parties:

(a) No Law shall have been enacted or adopted by any Governmental Authority and be continuing in effect that would prevent or make illegal the consummation of the Transactions, nor shall any Order be in effect that prohibits, enjoins or restrains the consummation of the Transactions; and

(b) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 8.2 Conditions to Obligations of SEMG and Buyers

The obligation of SEMG and Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by SEMG:

(a) Each of the representations and warranties (other than the Seller Fundamental Representations) of Sellers contained in this Agreement (without regard to any Material Adverse Effect or materiality qualifications set forth in any such representations and warranties) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the date of this Agreement (ignoring for this purpose the statements in the introductory clause of Article III and Article IV concerning “as of the date of this Agreement”)), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not have a Material Adverse Effect; and each of the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made at and as of such time;

(b) Sellers shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Sellers at or before the Closing;

(c) Sellers shall have delivered to SEMG the Company Financial Statements and, to the extent the Closing Date has not occurred prior to August 15, 2017, the Q2 Financial Statements;

(d) on the Closing Date, there shall not be any Uncured Casualty Losses that are not covered by the Insurance Policies and which, individually or in the aggregate, are reasonably expected by the Parties to require expenditures after Closing in excess of $100,000,000;

(e) there shall not be pending or, to the Knowledge of Sellers, threatened any non-frivolous Proceeding by any Governmental Authority or other Third Party challenging or seeking to restrain or prohibit the consummation of the Transactions;

(f) the Third Party consents set forth in Schedule 8.2(f) shall have been duly made, given or obtained and shall be in full force and effect;

(g) between the date of this Agreement and the Closing Date, there shall have been no change, effect, circumstance, development or occurrence that has or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and

(h) Sellers shall have delivered to SEMG a certificate dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a), and Section 8.2(b) have been fulfilled.

Section 8.3 Conditions to the Obligations of Sellers

The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Sellers:

(a) Each of the representations and warranties of SEMG contained in this Agreement (without regard to any material adverse effect or materiality qualifications set forth in any such representations and warranties) shall be true and correct as of the Closing Date as though made at and as of such time (other than representations and warranties that speak as of another specific date or time (including, for the avoidance of doubt, any representation or warranty specified herein as being made as of or through the date of this Agreement (ignoring for this purpose the statement in the introductory clause of Article V concerning “as of the date of this Agreement”)), which need only be true and correct as of such date or time), except to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a material adverse effect on SEMG or either Buyer’s ability to consummate the Transactions; and each of the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made at and as of such time;

(b) SEMG and Buyers shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by SEMG or Buyers on or before the Closing; and

(c) Buyers shall have delivered to Sellers a certificate, dated as of the Closing Date, certifying that the conditions specified in this Section 8.3(a) and Section 8.3(b) have been fulfilled.

Article IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants

The respective representations, warranties, covenants and agreements of Sellers, Buyers and SEMG contained in this Agreement and rights to indemnification in respect thereof shall (a) in the case of the representations and warranties, survive the Closing Date until the first anniversary of the Closing Date, except that (i) the Fundamental Representations, (ii) the representations and warranties contained in Section 4.13 (Environmental Matters) and Section 4.7 (Taxes) shall survive the Closing until the Installment Payment Discount Expiration Date; (b) in the case of any of the Parties’ respective covenants and agreements which contain other express survival periods or contemplate future performance or obligations, survive the Closing Date for the period provided in accordance with their express terms; and (c) in the case of all covenants and agreements not covered by the immediately preceding clause (b), survive the Closing until the first anniversary of the Closing Date. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim) is provided prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement provided in this Section 9.1. If a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, delivers written notice to the other Party for a claim for indemnification or recovery within the applicable survival period, such claim shall survive until satisfied, otherwise finally resolved or judicially determined.

Section 9.2 Indemnification

(a) Subject to the provisions of this Article IX, from and after the Closing, each Seller (but only from the proceeds of the Installment Payment as set forth in Section 9.4(f)) shall, jointly and severally, indemnify and hold harmless Buyers and each of their Affiliates (which includes, for the avoidance of doubt, the Company and the Company Subsidiaries from and after the Closing) (collectively, the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur:

(i) arising from or out of any breach of any representation or warranty of Sellers in this Agreement (or in any certificate delivered by Sellers in connection herewith);

(ii) arising from or out of any breach of any covenant of a Seller in this Agreement (or in any certificate delivered in connection herewith); and

(iii) arising from or out of any property Taxes (other than any Excess Taxes) imposed on the Company or any Company Subsidiary for any taxable period that includes the Closing Date, to the extent such Taxes exceed the Assumed Property Taxes.

(b) Subject to the provisions of this Article IX, from and after the Closing, SEMG shall indemnify and hold harmless each Seller and each of their Affiliates (collectively, the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur:

(i) arising from or out of any breach of any representation or warranty of SEMG in this Agreement (or in any certificate delivered by SEMG or any Buyer in connection herewith); and

(ii) arising from or out of any breach of any covenant of SEMG or any Buyer in this Agreement (or in any certificate delivered in connection herewith).

(c) Notwithstanding anything to the contrary herein, the Parties shall use their commercially reasonable efforts to mitigate any Losses that are indemnifiable pursuant to this Article IX (including incurring costs necessary to remedy the breach which gives rise to the Losses); provided, however, that no Indemnified Party shall be required to take such efforts if they would be detrimental in any material respect to such Indemnified Party or any of its Representatives.

Section 9.3 Indemnification Procedures

Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a Third Party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (and in any event within thirty (30) days after becoming aware of such Third-Party Claim) (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third- Party Claim, a copy of all papers served on the Indemnified Party with respect to such Third-Party Claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement (including reference to the specific Section(s) of this Agreement in respect of which such breach is asserted). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially and detrimentally prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to control the defense of the Indemnified Party against such Third-Party Claim in accordance with this Section 9.3(b); provided, however, that the Indemnifying Party may not assume the defense if (i) the Losses that may be incurred as a result of such Third-Party Claim would reasonably be expected to exceed the liability limitations set forth in Section 9.4, individually or together with all outstanding Third-Party Claim and other claims by the Indemnified Party under this Article IX; or (ii) such Third-Party Claim solely seeks injunctive or other equitable relief against the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Third-Party Claim, it shall within twenty (20) Business Days (or sooner, if the nature of the Third-Party Claim so requires) after receipt of the applicable Claim Notice notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such Losses are indemnifiable under this Article IX) then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party, by all appropriate Proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b) for so long as the Indemnifying Party conducts the defense of such Third-Party Claim in a reasonably diligent manner. Subject to the foregoing, the Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof; provided, however, that the

Indemnifying Party shall not consent to the entry of any Order or enter into any settlement agreement, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if such Order or settlement agreement contains a complete and unconditional release by the Third Party asserting the Third-Party Claim to all Indemnified Parties affected by the Third-Party Claim, and such Order or settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or any of its Affiliates or Representatives or imposes any other material non-monetary injunctive or equitable relief against the Indemnified Party or any of its Affiliates or Representatives. If reasonably requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including the making of any reasonably related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may otherwise participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees of one counsel to the Indemnified Party if (i) the employment of separate counsel has been authorized in writing by any such Indemnifying Party in connection with the defense of such Third-Party Claim or (ii) in the reasonable opinion of counsel to the Indemnified Party, an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable under applicable standards of professional conduct.

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, is not entitled to assume the defense of a Third-Party Claim or fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall be entitled to control the defense or settlement of such Third-Party Claim with counsel selected by the Indemnified Party (which shall be reasonably satisfactory to the Indemnifying Party). If the Indemnified Party assumes the defense of a Third-Party Claim under the foregoing circumstances, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and a diligent manner and shall have full control of such defense and Proceedings; provided, however, that the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), with the Indemnified Party reasonably cooperating with the Indemnifying Party and accommodating such participation, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article IX, in the event that an Indemnified Party determines that it has a claim for indemnifiable Losses against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified

Party shall give prompt written notice thereof to the Indemnifying Party, specifying, in reasonable detail, the amount of such claim, the nature and basis of the alleged breach or act giving rise to such claim and all relevant facts and circumstances relating thereto (including reference to the specific Section(s) of this Agreement in respect of which such breach is asserted). The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records (and, if Sellers are the Indemnifying Party, the books and records the Company and the Company Subsidiaries) during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for indemnifiable Losses. If the Indemnifying Party promptly informs the Indemnified Party following the notice of a claim that the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for no less than thirty (30) Business Days to resolve such dispute. Promptly following the final determination of the amount of indemnifiable Losses to which the Indemnified Party is entitled (whether determined in accordance with this Section 9.3(d) or by a court of competent jurisdiction), and subject to Section 9.7, the Indemnifying Party shall pay such indemnifiable Losses to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

(e) To the extent an Indemnified Party recovers Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of the same claim for indemnification unless the Losses of such other Indemnified Party actually differ and are not in any way duplicative.

(f) In no event shall the amount of Losses deemed to be incurred by Buyers hereunder in respect of any matter involving a breach of Section 4.13 with respect to the condition of the Facility or its operation in compliance with applicable Laws exceed the amount that would be incurred in implementing the Lowest Cost Response.

Section 9.4 Limitations on Liability

Notwithstanding anything to the contrary stated in this Agreement but subject to Section 9.7:

(a) Sellers and SEMG shall have no liability pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, with respect to an individual matter or series of related matters until the cumulative aggregate amount of the Losses with respect to such matter or series of related matters arising out of the same facts or circumstances exceeds $100,000 (the “De Minimis Threshold”), in which case the amount of all such Losses (including those that are less than the De Minimis Threshold) shall be included for purposes of computing the Losses that are indemnifiable hereunder; provided, however, that this Section 9.4(a) shall not apply to breaches of any of the Fundamental Representations or the representations and warranties contained in Section 4.7 (Taxes);

(b) Subject to Section 9.4(c), Sellers and SEMG shall have no liability pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, unless the aggregate Losses incurred or sustained by the Buyer Indemnified Parties pursuant to this Article IX exceed $21,000,000 (the “Deductible Amount”) (and then only to the extent such aggregate Losses exceed the Deductible Amount); provided, however, that this Section 9.4(b) shall not apply to breaches of any of the Fundamental Representations or the representations and warranties contained in Section 4.7 (Taxes);

(c) in no event shall Sellers’ or SEMG’s aggregate liability arising out of or relating to Section 9.2(a)(i) or (ii), or Section 9.2(b)(i) or (ii), respectively, in the aggregate, exceed $210,000,000 (the “Cap”); provided, however, that the Cap shall be $2,100,000,000 in respect of Losses arising out of breaches of any of the Fundamental Representations or the representations and warranties contained in Section 4.7 (Taxes);

(d) no Buyer Indemnified Party or Seller Indemnified Party, as applicable shall be entitled to indemnification under Section 9.2(a) to the extent SEMG or Sellers, as applicable, have otherwise been compensated for the Loss in question by reason of adjustments to the Aggregate Purchase Price included in the Closing Cash Consideration, as finally adjusted by the Purchase Price Adjustments pursuant to Section 2.5 relative to what it would have been absent such Losses;

(e) the amount of any Losses subject to indemnification under this Article IX shall be reduced or reimbursed, as the case may be, by any Third Party insurance or indemnity proceeds or recoveries actually received or realized by the relevant Buyer Indemnified Party or Seller Indemnified Party, as applicable, with respect to such Losses. Buyers and each Seller shall, and shall cause the Buyer Indemnified Parties and Seller Indemnified Parties, as applicable, to, use commercially reasonable efforts to collect any amounts available under such Third Party insurance coverage and from any Person alleged to have responsibility. If a Buyer Indemnified Party or Seller Indemnified Party, as applicable, receives an amount under Third Party insurance coverage or from a Third Party with respect to Losses that were the subject of indemnification under this Article IX at any time subsequent to indemnification provided hereunder, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly reimburse the Indemnifying Party to the extent of the amount received (less any reasonable costs and expenses incurred by the Indemnified Party in obtaining such amounts);

(f) Sellers shall have no personal liability with respect to any indemnification obligations hereunder, and Buyers’ sole recourse with respect to Sellers’ indemnification obligations hereunder shall be a right of offset against the Installment Payment when paid by Buyers pursuant to Section 2.2(c) but subject to the provisions of Section 2.6; and

(g) notwithstanding the foregoing, the limitations in the foregoing clauses (a), (b) and (c) shall not apply to any Fraud or any Willful Breach.

Section 9.5 Materiality

For purposes of this Article IX, any inaccuracy or breach of any representation or warranty shall be determined without regard to and as if all qualifications as to materiality, Material Adverse Effect or similar qualifiers contained in or applicable to such representation or warranty were deleted therefrom (except for (a) any such qualifications contained in

Section 4.8(a)(ii) and Section 4.9, (b) any dollar or other numerical thresholds, (c) any materiality standard embodied in GAAP, or (d) any representation and warranties to the effect that a list of items is set forth in the Disclosure Schedules or that specified items have been made available.)

Section 9.6 Purchase Price Adjustment

The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Aggregate Purchase Price for federal and applicable state income Tax purposes.

Section 9.7 Exclusive Remedy; No Remote Damages

(a) Except with respect to claims arising from (i) Article II, (ii) any Fraud, (iii) solely in respect of any non-performance of any covenant or other agreement contained in this Agreement, Willful Breach or (iv) claims for specific performance or injunctive relief sought pursuant to Article XI, from and after the Closing, the indemnification and remedies set forth in this Article IX shall constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement (or in any certificate delivered in connection herewith); provided, however, that in the event a Party should assert rights or obligations in connection with the Transactions under any Law or cause of action not based on the interpretation or application of this Agreement, the Parties agree that the provisions of this Article IX shall in all instances apply to such claim or cause of action. Except for the rights and remedies in respect of this Agreement, to the extent allowed by applicable Law, each Party hereby waives, releases, acquits and forever discharges the other Party and their respective Affiliates and Representatives from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, Losses or compensation whatsoever, whether direct or indirect, known or unknown, foreseen or unforeseen, that such Party now (or at Closing) has against the other Party or Parties and their respective Affiliates and Representatives with respect to the Transactions.

(b) NO PARTY SHALL BE LIABLE FOR REMOTE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT THAT REMOTE DAMAGES ARE AWARDED IN THE CASE OF FRAUD OR TO THE EXTENT SUCH DAMAGES ARE REQUIRED TO BE PAID BY AN INDEMNIFIED PARTY PURSUANT TO A THIRD-PARTY CLAIM.

Article X

TERMINATION

Section 10.1 Termination

Prior to the Closing, this Agreement may be terminated and the Transactions abandoned:

(a) by the mutual consent of Buyers and Sellers as evidenced in a writing signed by Buyers and Sellers;

(b) by Buyers, if there has been a material violation or breach by Sellers of any representation, warranty or covenant contained in this Agreement (i) such that any of the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such termination and (ii) such breach (A) is incapable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, has not been cured by Sellers within sixty (60) days after written notice thereof from Buyer; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Buyers if Buyers have breached in any material respect any of their representations, warranties, covenants or other agreements under this Agreement, which breach has been the primary cause for, or shall have resulted in, the failure of any conditions in Article VIII to be satisfied as of such date;

(c) by Sellers, if there has been a material violation or breach by Buyers or SEMG of any representation, warranty or covenant contained in this Agreement (i) such that any of the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such termination and (ii) such breach (A) is incapable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, has not been cured by Buyers or SEMG within sixty (60) days after written notice thereof from Seller; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Sellers if Sellers have breached in any material respect any of their representations, warranties, covenants or other agreements under this Agreement, which breach has been the primary cause for, or shall have resulted in, the failure of any conditions in Article VIII to be satisfied as of such date;

(d) by either Buyers or Sellers if any Governmental Authority having competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction (other than a temporary restraining order) permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(e) by either Buyers or Sellers if the Closing has not occurred on or before 120 days from the date hereof (the “Outside Date”); provided, however, that the Outside Date may be extended by mutual agreement of Buyers and Sellers, but in no event beyond 180 days from the date hereof, if the Transactions shall not have been consummated and the condition set forth in Section 8.1(b) has not been satisfied; provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause for, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date.

Section 10.2 Effect of Termination

In the event of termination of this Agreement and abandonment of the Transactions pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the Parties under this Agreement shall terminate, except for the obligations set forth in this Section 10.2 and in Article XI, each of which shall survive termination of this Agreement; provided, however, that nothing contained in this Article X shall relieve any Party from liability for any Fraud or Willful Breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Article XI

MISCELLANEOUS

Section 11.1 Notices

All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by facsimile with receipt confirmed (followed by delivery of an original via an internationally recognized courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to Sellers, to:

Buffalo Investor I, L.P.

Buffalo Investor II, L.P.

c/o Alinda Capital Partners

100 West Putnam Avenue

Greenwich, CT 06830

Attention: General Counsel

Fax: 203-930-3880

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman

Fax: (212) 455-2502

If to SEMG, Buyers or, after Closing, the Company, to:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136

Attention: General Counsel

Fax: (918) 524-8687

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin St., Suite 2500

Houston, Texas 77002

Attention: David Oelman and Lande Spottswood

Fax: (713) 615-5678

Any such notice or other communication shall be deemed to have been given on the date so personally delivered or transmitted by facsimile (or if delivered or transmitted after the recipient’s normal business hours, on the next Business Day), on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail

Section 11.2 Assignment

No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of the other Party; provided, however, that after Closing SEMG may assign any right, interest, or obligation hereunder, in whole or in part, to its controlled Affiliates (without limitation or release of SEMG’s liabilities hereunder). Any attempted assignment in violation of this Section 11.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.3 Rights of Third Parties

Except for (a) the provisions of Section 6.2(b), Section 6.8, Article IX, and Section 11.13 that are intended to be enforceable by the Persons respectively referred to therein and with respect to the rights of indemnification and reimbursement of Sellers and the Company pursuant to Section 6.12 (Financing Cooperation), and (b) subject to Section 11.8, those provisions of this Section 11.3 (Rights of Third Parties), Section 11.8 (Amendments), and Section 11.11 (Governing Law; Jurisdiction) that specifically reference the Financing Sources, concerning which the Financing Sources shall be intended third party beneficiaries entitled to enforce such provisions directly, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.4 Expenses

Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

Section 11.5 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 11.6 Entire Agreement

This Agreement (together with the Disclosure Schedules and exhibits to this Agreement) and the other Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between Buyer, on the one hand, and either Sellers or their Affiliates, on the other hand, except as expressly set forth in this Agreement or in any certificate delivered at Closing.

Section 11.7 Disclosure Schedules

Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers that in and of itself, such information is material to or outside the ordinary course of the business of the Company or is required to be disclosed on the Disclosure Schedules. Each numbered Schedule in the Disclosure Schedules qualifies only the correspondingly numbered representation, warranty or covenant and such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent.

Section 11.8 Amendments

This Agreement may be amended or supplemented at any time by additional written agreements signed by each Party, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties. Notwithstanding the foregoing, those provisions of Section 11.3 (Rights of Third Parties), this Section 11.8 (Amendments), and Section 11.11 (Governing Law; Jurisdiction) that specifically reference the Financing Sources (and any provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any of the foregoing provisions), may not be amended, modified, supplemented or waived in a manner materially adverse to any Financing Source, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of such Financing Sources.

Section 11.9 Publicity

The Parties to this Agreement shall cooperate in good faith to issue a joint press release on or about the date hereof, in respect of the Transactions, the contents and timing of which shall be mutually agreed. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or applicable New York Stock Exchange rules and regulations (in either case upon the advice of counsel) in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 11.10 Severability

If any term or other provision of this Agreement is illegal, invalid or unenforceable under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 11.11 Governing Law; Jurisdiction

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably and unconditionally submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties irrevocably and unconditionally agree that all claims relating to such Proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law shall be valid, effective and sufficient service thereof. Notwithstanding anything herein to the contrary, none of the Financing Sources shall have any liability to the Company, Company Subsidiaries, Sellers or the Affiliates of any of the foregoing relating to or arising out of this Agreement or the HFOTCO Backstop Financing, whether at law, or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Proceeding, whether involving claims in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transactions, the HFOTCO Debt Commitment Letter, the HFOTCO Backstop Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.1 shall be effective service of process against them for any such Proceeding brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Proceeding, (vi) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (vii) that any such Proceedings shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

(b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 11.11.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE HFOTCO DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING

WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.11(c).

Section 11.12 Specific Performance

Each of the Parties agrees that the other Party to this Agreement would be damaged irreparably, and would have no adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Party is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each Party agrees not to dispute or resist any such application for relief on the basis that the other Party to this Agreement has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

Section 11.13 Waiver of Conflicts

(a) Recognizing that Simpson Thacher & Bartlett LLP has acted as legal counsel to the Sellers, the Company and Company Subsidiaries prior to the Closing, and that Simpson Thacher & Bartlett LLP intends to act as legal counsel to Sellers and their Affiliates after the Closing, each Buyer, the Company and their respective Subsidiaries hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Simpson Thacher & Bartlett LLP representing Sellers and/or their Affiliates after the Closing as such representation may relate to Sellers, the Company and their respective Subsidiaries or the Transactions and any other agreement or instrument entered into in connection herewith. In addition, all communications involving attorney-client confidences between Sellers, their Affiliates, the Company or any of its Subsidiaries and Simpson Thacher & Bartlett LLP in the course of the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to Sellers and their Affiliates (and not the Company or any its respective Affiliates after Closing). Accordingly, Buyers, the Company and their respective Affiliates shall not have access to any such communications, or to the files of Simpson Thacher & Bartlett LLP relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sellers and their Affiliates (and not Buyers, the Company or their respective Affiliates) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyers, the Company or their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Simpson Thacher & Bartlett LLP in respect of such engagement constitute property of the client, only Sellers, and their Affiliates (and not Buyers, the Company or their respective Affiliates) shall hold such property rights and (iii) Simpson Thacher & Bartlett LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of Buyers, Company or any of their Subsidiaries by reason of any attorney-client relationship between Simpson Thacher & Bartlett LLP and any such Person or otherwise.

(b) The Parties hereto acknowledge and agree that the information relating to or arising out of the legal advice or services that has or have been or will be provided prior to the Closing Date by Michael V. McKay of Vinson & Elkins LLP and Fredric A. Weber of Norton Rose Fulbright US LLP and their respective associated attorneys and partners (the “Financing Counsel”) in connection with the Company Bonds and the Company Credit Facilities for the benefit of both Sellers and their Affiliates (other than the Company and Company Subsidiaries) (the “Seller Privilege Parties”) and the Company and Company Subsidiaries (the “Company Privilege Parties”) shall be subject to a shared privilege between the Seller Privilege Parties, on the one hand, and the Company Privilege Parties, on the other hand. The Seller Privilege Parties and the Company Privilege Parties shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Laws and no such shared privilege may be waived by (i) the Company Privilege Parties (including, following the Closing, Buyers or their Affiliates) without the prior written consent of Seller Privilege Parties or (ii) by Seller Privilege Parties, without the prior written consent of the Company Privilege Parties (including, following the Closing, Buyers or their Affiliates). Sellers hereby agree that, notwithstanding any representation of Sellers and its Affiliates, the Company and the Company Subsidiaries by the Financing Counsel prior to the Closing, such Financing Counsel may, following the Closing, represent the Company and the Company Subsidiaries in any matter relating to the Company Bonds and Company Credit Facilities following the Closing (other than any Proceedings arising under or with respect to the Transactions or any other matter adverse to Sellers and their Affiliates).

(c) The provisions of Section 11.13(a) are intended to be for the benefit of, and shall be enforceable by, Simpson Thacher & Bartlett LLP, who is a third party beneficiary of Section 11.13(a), and the provisions of Section 11.13(b) are intended to be for the benefit of, and shall be enforceable by, the Financing Counsel who are each a third party beneficiary of Section 11.13(b).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS:

BUFFALO INVESTOR I, L.P.
By: Buffalo Investor I GP LLC, its general partner

By:	/s/ James M. Metcalfe
Name:	James M. Metcalfe
Title:	Authorized Representative

BUFFALO INVESTOR II, L.P.
By: Buffalo Investor II GP LLC, its general partner

By:	/s/ James M. Metcalfe
Name:	James M. Metcalfe
Title:	Authorized Representative

Signature Page to Purchase and Sale Agreement

BUYERS:

BEACHHEAD I LLC

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President

BEACHHEAD II LLC

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President

Signature Page to Purchase and Sale Agreement

SEMGROUP CORPORATION

By:	/s/ Carlin G. Conner
Name:	Carlin G. Conner
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement